UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RADISYS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

to be Held May 28, 2008

To the Shareholders of RadiSys Corporation:

The annual meeting of shareholders of RadiSys Corporation, an Oregon corporation, will be held at our headquarters, located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on May 28, 2008 at 8:30 a.m., Pacific time, for the following purposes:

1.	to elect eight directors, each to serve until the next annual meeting of shareholders or until a successor has been elected and qualified;

2.	to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm;

3.	to approve our Long-Term Incentive Plan;

4.	to approve an amendment to our 1996 Employee Stock Purchase Plan to add an additional 500,000 shares that may be issued under this plan; and

5.	to transact any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 2, 2008 are entitled to receive notice of and to vote at the annual meeting or any adjournments thereof.

Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the annual meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the annual meeting.

A list of shareholders will be available for inspection by the shareholders commencing April 2, 2008 at our corporate headquarters, located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

By Order of the Board of Directors,

Brian Bronson

Corporate Secretary

April 15, 2008

Hillsboro, Oregon

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

RADISYS CORPORATION

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXY

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of RadiSys Corporation, an Oregon corporation (“we,” “us,” “RadiSys”, or the “Company”), to be voted at the annual meeting of shareholders to be held at our headquarters, located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on May 28, 2008 at 8:30 a.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary at or before the taking of the vote at the annual meeting.

The mailing address of our principal executive offices is 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

Pursuant to the new rules recently adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about April 15, 2008, and the proxy statement, the proxy card and the annual report to shareholders are being first given to shareholders on the same date. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of all the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholder meeting on the environment.

The cost of preparing, printing and mailing this proxy statement and of the solicitation of proxies will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by written communication, telephone, facsimile or other means. We may request banks, brokers, fiduciaries and other person holding shares in their names, or in the names of their nominees, to forward this proxy statement and other proxy materials to the beneficial owners and obtain voting instructions for the execution and return of the proxies. We will reimburse such banks, brokers and fiduciaries for their reasonable out of pocket expenses in connection with the proxy solicitation. We have retained Mellon Investor Solutions LLC to aid in the solicitation of proxies for a fee of approximately $9,500, plus reasonable costs and expenses.

For purposes of conducting the annual meeting, the holders of at least a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In a plurality voting, the nominee who receives the most votes for his or her election is elected. If a broker holds your shares, the Notice and, if requested, this proxy statement and a proxy card, have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions, as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include the matters being submitted to the shareholders in Proposals 3 and 4. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee. Each other proposal requires the approval of a majority of the votes cast on the proposal, provided a quorum is present. Abstentions will count as votes cast on the proposal, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal and therefore will have no effect. The proxies will be voted for or against the proposals or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for each of the proposals.

The record date for determination of shareholders entitled to receive notice of and to vote at the annual meeting is April 2, 2008. At the close of business on April 2, 2008, 22,446,850 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting. We reserve the right to decide, in our discretion, to withdraw any of the proposals from the agenda of the annual meeting prior to any vote thereon.

PROPOSAL 1: TO ELECT EIGHT DIRECTORS

Our Board of Directors currently consists of eight members. The directors are elected at the annual meeting of shareholders to serve until the next annual meeting and until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the following nominees: C. Scott Gibson, Scott C. Grout, Ken J. Bradley, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, Carl W. Neun, and Lorene K. Steffes.

All of the nominees are currently our directors. We are not aware that any nominee is or will be unable to stand for reelection. If any nominee is not available as a candidate for director, the number of directors constituting our Board of Directors may be reduced before the annual meeting or the proxies may be voted for any other candidate or candidates that are nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

Set forth in the table below is the name, age and position with the Company of each of the nominees. Additional information about each of the nominees is provided below the table and in “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among our directors and executive officers.

Name	Age	Position with the Company
C. Scott Gibson	55	Chairman of the Board
Scott C. Grout	45	Director, President and Chief Executive Officer
Ken J. Bradley	60	Director
Richard J. Faubert	60	Director
Dr. William W. Lattin	67	Director
Kevin C. Melia	60	Director
Carl W. Neun	64	Director
Lorene K. Steffes	62	Director

C. Scott Gibson has served as a Director since June 1993 and as Chairman of our Board of Directors since October 2002. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel. Since March 1992, Mr. Gibson has been a director and consultant to high technology companies. Mr. Gibson serves on the boards of several other companies and non-profit organizations, including Verigy, Triquint Semiconductor, Inc., Pixelworks, Inc., NW Natural, Electroglas, Inc., Oregon Health and Science University, the Oregon Community Foundation and the Franklin W. Olin College of Engineering. Mr. Gibson holds a B.S.E.E. and a M.B.A. from the University of Illinois.

Scott C. Grout has served as our President, Chief Executive Officer and a Director since October 2002. From May 1998 to October 2002, Mr. Grout was President and Chief Executive Officer of Chorum Technologies, Inc., a privately held provider of fiber optic products based in Richardson, Texas. Prior to joining Chorum, Mr. Grout held various positions at Lucent Technologies, a telecommunications network vendor, including as the Vice President of the Optical Networking Group and a Director of the Access and Optical Networking Group, from June 1984 to May 1998. Mr. Grout received a B.S. in Engineering from the University of Wisconsin at Madison and a M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Ken J. Bradley has served as a Director since October 2003. Since February 2005, Mr. Bradley has been President of Lytica Inc., a company specializing in supply chain management and product lifecycle planning. He is also President and Director of a Management Consulting firm. From January 2003 through January 2005, Mr. Bradley was the Chief Executive Officer of CoreSim, Inc., a company specializing in advanced systems design analysis. Prior to CoreSim, Inc. Mr. Bradley was with Nortel Networks from 1972 to 2002, most recently as Nortel’s Chief Procurement Officer. During his 30-year career at Nortel, Mr. Bradley held several national and international executive positions in supply management, operations management and technology development including Vice President, Supplier Strategy; Senior Managing Director, Guangdong Nortel Communications Joint Venture in China; and Vice President, China Joint Venture Program. Mr. Bradley also serves on the Board of Directors of SynQor, Inc., Powerwave Technologies, Inc, and Mu-Analysis, Inc. Mr. Bradley is a degreed electrical engineer and a member of the Professional Engineers of Ontario.

Richard J. Faubert has served as a Director since June 1993. Since September 2003, Mr. Faubert has served as President, Chief Executive Officer, and Director of Amberwave Systems, Inc., a semiconductor technology company in New Hampshire. From January to September 2003, Mr. Faubert served as Executive Vice President of Novellus Systems, Inc. Chemical Mechanical Planarization Business Unit. From 1998 through 2002, Mr. Faubert was President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a semiconductor capital equipment manufacturing company that was purchased in December 2002 by Novellus Systems Inc. From 1992 through 1998, Mr. Faubert was employed by Tektronix, a test, measurement and monitoring technology company, first as General Manager of its Instruments Business Unit and then as Vice President and General Manager of the Television and Communications Business Unit, Measurement Business Division. From 1986 through 1992, Mr. Faubert served as Vice President of Product Development of GenRad, Inc. Mr. Faubert serves on the North American Board of Semiconductor Equipment and Materials International and the Board of Electro Scientific Industries, Inc. in Portland, Oregon. Mr. Faubert holds a B.S.E.E. from Northeastern University.

Dr. William W. Lattin has served as a Director since November 2002. In October 1999, Dr. Lattin retired from Synopsys, Inc., a supplier of electronic design automation software, where he had been an Executive Vice President since October 1994. Prior to joining Synopsys, Dr. Lattin served as President and Chief Executive Officer of Logic Modeling Corp. from 1986 through 1994. From 1975 to 1986, Dr. Lattin held various engineering and management positions with Intel Corporation. Dr. Lattin also serves on the Board of Directors of Merix Corporation, Easy Street Online Services, Inc., FEI Corp., Tripwire Inc., and Intrinsity, Inc. Dr. Lattin previously served on our Board of Directors from 1988 to 1999. Dr. Lattin holds a Ph.D. in electrical engineering from Arizona State University and a M.S.E.E. and a B.S.E.E. from the University of California-Berkeley.

Kevin C. Melia has served as a Director since July 2003. Since February 2003, Mr. Melia has been Chairman of the Board of IONA Technologies PLC, a leading middleware software company. Prior to joining IONA Technologies, Inc., he was the Co-Founder and Chief Executive Officer of Manufacturers’ Services Ltd. (“MSL”) from June 1994 to January 2003. MSL, a leading company in the Electronics Manufacturing Services Industry, was acquired by Celestica, Inc. in 2004. Mr. Melia also served as Chairman of the Board of MSL from June 1994 to January 2003. Prior to establishing MSL, he held a number of senior executive positions over a five-year period at Sun Microsystems, initially as their Executive Vice President of Operations, then as President of Sun Microsystems Computer Company, a Sun Microsystems subsidiary, and finally as Chief Financial Officer of Sun Microsystems Corporation. Mr. Melia also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation. Mr. Melia is a past member of the Board of Directors of Manugistics Group Inc., a supply chain software application company and is a past member of the Board of Directors of Eircom PLC, a leading telecom company in Ireland. He is also a joint managing director of Boulder Brook Partners LLC, a private investment company and a member of the Board of Directors of C&S Wholesale Grocers and Greatbatch Company. He is also a past member of the Board of Directors of Horizon Technologies, a European systems integration and distribution company. Mr. Melia is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K and Ireland.

Carl W. Neun has served as a Director since June 2000. Mr. Neun is Chairman of the Board of Directors of Powerwave Technologies, Inc., serves on the Board of Directors of Planar Systems, Inc. and is past Chairman of the Board of Directors of Oregon Steel Mills, Inc. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix. From September 1987 to March 1993, he was the Chief Financial Officer for Conner Peripherals, Inc. Mr. Neun received a B.A. from Hamilton College and an M.B.A. from The Wharton School at the University of Pennsylvania.

Lorene K. Steffes has served as a Director since January 2005. Since October 2003, she has been an independent business advisor. From July 1999 to October 2003 she was an executive at IBM Corporation where she served as Vice President and General Manager, Global Electronics Industry; was based in Tokyo as Vice President, Asia Pacific marketing and sales of solutions for the Telecommunications, Media & Entertainment and Energy & Utilities industries; and, prior to her assignment in Asia Pacific, was Vice President of software group services for IBM’s middleware products. Ms. Steffes was appointed President and Chief Executive Officer of Transarc Corporation, Inc. in 1997. Prior to this appointment she worked for 15 years in the telecommunications industry at Ameritech and at AT&T Bell Laboratories and AT&T Network Systems. Ms. Steffes is a director on the board of PNC Financial Services Corporation and PNC Bank, NA, a member of the Northern Illinois University College of Liberal Arts and Sciences advisory board and was formerly a trustee on the Carlow College Board in Pittsburgh. She holds a BS in Mathematics and MS in Computer Science from Northern Illinois University.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 2, 2008 (or such other date as otherwise indicated in the footnotes below) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each “named executive officer” named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name	Shares Beneficially Owned	Percentage of Common Stock(1)
Ken J. Bradley(2)	44,000	*
Brian Bronson(2)	102,077	*
Richard J. Faubert(2)	66,550	*
C. Scott Gibson(2)	49,841	*
Scott C. Grout(2)	403,081	1.77%
Julia A. Harper(2)	207,628	*
Keith Lambert(3)	—	*
Dr. William W. Lattin(2)	94,456	*
Christian A. Lepiane(2)	154,348	*
Kevin C. Melia(2)	42,000	*
Carl W. Neun(2)	39,000	*
Lorene K. Steffes(2)	31,500	*
Lord, Abbett & Co. LLC(4)	1,521,898	6.78%
90 Hudson Street Jersey City, NJ 07302
Ronald J. Juvonen(4)	1,904,271	8.48%
Downtown Associates, L.L.C. 674 Unionville Road, Suite 105 Kennett Square, PA 19348
Renaissance Technologies Corp.(4)	1,149,000	5.12%
800 Third Avenue New York, NY 10022
The D3 Family Fund, L.P.(5)	4,417,163	19.68%
Nierenberg Investment Management Company 19605 NE 8th Street Camas, WA 98607
All directors and executive officers as a group (11 persons)(6)	1,234,481	5.27%

*	Less than 1%

(1)	Percentage ownership is calculated based on 22,446,850 shares of our common stock outstanding on April 2, 2008

(2)	Includes options to purchase shares of our common stock exercisable within 60 days after April 2, 2008 as set forth below:

Name	Options to Purchase Shares
Ken J. Bradley	39,000
Brian Bronson	78,999
Richard J. Faubert	56,550
C. Scott Gibson	42,500
Scott C. Grout	304,666
Julia A. Harper	168,673
Dr. William W. Lattin	44,000
Christian A. Lepiane	135,067
Kevin C. Melia	39,000
Carl W. Neun	34,000
Lorene K. Steffes	29,000

(3)	Mr. Lambert’s employment with us terminated on June 15, 2007.

(4)	Based solely on information set forth in Schedule 13G/A dated December 31, 2007, filed with the SEC.

(5)	Based solely on information set forth in Schedule 13D/A dated February 8, 2008, filed with the SEC.

(6)	The total amount includes options to purchase 971,455 shares of our common stock exercisable within 60 days after April 2, 2008.

EXECUTIVE OFFICERS

Name	Age	Position
Scott C. Grout	45	President, Chief Executive Officer and Director
Brian Bronson	36	Chief Financial Officer
Julia A. Harper	49	Vice President, Corporate Operations
Christian A. Lepiane	48	Vice President, Worldwide Sales

See Mr. Grout’s biography under “Proposal 1: Election of Directors”.

Mr. Bronson joined us in 1999 and has been an officer since 2000. Prior to his being named as our Chief Financial Officer in November 2006, Mr. Bronson held the positions of our Vice President of Finance and Business Development and Treasurer and Chief Accounting Officer. Before joining RadiSys, from 1995 to 1999, Mr. Bronson held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to joining Tektronix, Inc. Mr. Bronson practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche, LLP. Mr. Bronson holds a bachelors degree in Business Administration and Communications from Oregon State University.

Ms. Harper joined us in 2001 as Chief Financial Officer. In November 2006, she was named Vice President, Corporate Operations. Before joining our executive team, Ms. Harper was the Vice President of Finance at Electro Scientific Industries Inc., where she was responsible for overseeing finance and accounting functions across the company’s numerous domestic and foreign subsidiaries. She has also held positions with Instromedix Inc. and Arco Oil and Gas Company in which she managed financial analysis, accounting, strategic planning and system development activities. Ms. Harper holds bachelors and masters degrees in Business Administration from the University of Texas at Arlington and Southern Methodist University, respectively.

Mr. Lepiane joined us in 2003. Before joining RadiSys, Mr. Lepiane was vice president of worldwide sales for Lightspeed Semiconductor in Sunnyvale, California. Mr. Lepiane has also held various management level sales positions with Oplink Communications, OMM, Lucent and AT&T. With nearly 20 years of experience selling to global OEMs, Mr. Lepiane has been recognized for his ability to grow and manage worldwide sales organizations and successfully lead multifunctional teams through all phases of client platform selection and product life cycles. He also has extensive experience developing strategic alliances and negotiating contracts with major OEMs. Mr. Lepiane holds a B.S. from the University of Pittsburgh. He also received an M.B.A. from the University of California.

EXECUTIVE OFFICER COMPENSATION

Executive Compensation Discussion and Analysis (CD&A)

Section I: Introduction

This narrative describes the philosophy, approach, and elements used by us and the Compensation and Development Committee of our Board of Directors to define, manage, and review compensation paid to our executives. The philosophy and management approach for executive compensation described below applies to all executives including those executives designated as named executive officers.

Our Compensation and Development Committee is responsible for the design and management of the executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The Committee operates under a written charter, which is formally reviewed by the members of the Committee on an annual basis and is revised as needed. Our Board of Directors regularly reviews the Committee charter and any changes the Committee makes to it. The Committee charter was last reviewed and updated in July 2007 and is available on our Internet website at www.radisys.com under the investor relations tab.

Our Compensation and Development Committee regularly reviews and uses data, analysis, and recommendations from internal staff, and Radford survey data to establish the philosophy, approach, and programs for setting executive compensation. The Committee maintains a formal annual calendar and annual plan to guide the timing of its review, analysis, and decision making related to compensation, benefits, and development programs. Our Chief Executive Officer and Chief Financial Officer provide inputs and recommendations to the Committee on matters of executive compensation.

Under the supervision of our Compensation and Development Committee, our Chief Executive Officer and Chief Financial Officer have responsibility for the execution of our executive compensation programs as set forth by the Compensation and Development Committee. Our Board of Directors has delegated responsibility to the Compensation and Development Committee for final approval of decisions related to all executive employment offers, adjustments to base salary and bonus targets, equity grants, payments for executive incentive bonuses, as well as any executive change of control agreements, succession plans, and other programs which are related to the executives. The Compensation and Development Committee also guides executive development programs and succession planning in order to maintain and grow the leadership and management capability.

Section II: Philosophy and Objectives of Executive Compensation Programs

Our Compensation and Development Committee adopted a philosophy that states that our executive compensation program is to be based on our performance and be competitive with other similar sized high tech companies. The goal of our compensation program is to attract and retain the executives and employees needed to achieve our business objectives, and to substantially link executive compensation with near-term performance on operating plans and longer-term strategic progress. Our executive compensation program is comprised of cash compensation (base salary and incentive bonus), employee benefits, paid time off, equity incentive grants, and a 401(k) matching plan. In determining executive compensation, the Committee has decided that a substantial portion of executive compensation should be tied to near term performance on operating plans and longer term strategic progress which is developed by our Chief Executive Officer and reviewed by the Board of Directors.

Annually, our Compensation and Development Committee, with the assistance of the Chief Executive Officer and the Chief Financial Officer, reviews incentive bonus targets paid in the market by the peer group of companies, identified in the Radford Total Compensation Survey U.S. Executive report, which included summary data from 109 U.S. based high tech companies with annual revenues between $200 – 499 million (average revenue is approximately $324 million). This information is used to determine if our bonus target is competitive with other companies in the same industry and revenue size. The Committee believes that using third party peer group benchmark data is essential to determining market competitive incentive target thresholds to ensure the retention of key management. Once targets are set using industry information described above, actual payouts are based on performance to established objectives.

To ensure accurate data collection based on actual job duties, our executive positions are individually benchmarked with the Radford Survey data using a detailed review of the job responsibilities and scope for each executive role as defined by their job descriptions.

Our Compensation and Development Committee has historically considered salary, bonus and equity compensation as a package in making annual compensation decisions and began using “tally sheets” in 2008 to consider and evaluate the total compensation of executives from all sources and any benefits associated with voluntary and involuntary termination of employment.

Section III: Design of Our Compensation Programs, Individual Elements, and Impact of Performance on Compensation

The design of our executive compensation program includes three main categories:

1.	Cash compensation which includes base salary and incentive bonus plan (target and actual).

2.	Equity incentive awards which include stock options grants and restricted stock grants.

3.	Employee benefits including health care insurance, employee stock purchase program under the RadiSys Corporation 1996 Employee Stock Purchase Plan (“ESPP”), 401(k) plan, flexible spending accounts, life insurance, and other benefits. Employee benefit programs are the same for all U.S. employees including executive officers. Executive officers receive no special employee benefits. However, U.S. employees at director level and above are eligible to participate in our Non-Qualified Deferred Compensation Plan. By approval of our Compensation and Development Committee, change of control agreements and severance agreements are used in selected situations as described in the section outlining potential post-employment payments.

Our Compensation and Development Committee has determined that the market position of individual elements of our compensation program should be targeted to approximate compensation in the defined high tech market segment (described above) as follows:

Targeted Total Cash Compensation. The targeted total cash compensation for an executive is the total of the base salary amount plus the targeted incentive bonus amount. An executive’s targeted total cash compensation is designed to be approximately equal to the fiftieth to seventy fifth percentile of the Radford median market data for their specific position when all of our shared and individual objectives are completely met. Actual compensation is determined by our profitability and performance to defined objectives. Actual compensation for all executives has been below targeted compensation for the past five years while we invest in new strategies which impact profitability.

Base Salary. The base salaries of our executives are targeted to be between the twenty-fifth and fiftieth percentile (median) of the market data. At the end of 2007, our average executive base salaries, including all named executive officers, were at approximately the forty-fourth percentile of the Radford market data. This approach is based on the principle that a competitive base salary is required to attract and retain the qualified and experienced executive talent required to effectively lead and manage our business, while placing more upside in incentive bonus targets.

Our Compensation and Development Committee reviews base salary for each executive on an annual basis as part of the company-wide merit review process. The amount of any merit increase to an executive’s base salary is determined based on a combination of the current position of the executive’s pay against market data and the executive’s performance and results during the past year. Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him with review by the Committee. The Committee assesses the performance of our Chief Executive Officer annually. The performance review process includes a Chief Executive Officer self appraisal, a formal Board of Directors evaluation process as well as a written performance appraisal delivered by the Chairman of the Board. In addition the Committee reviews the overall performance assessment of his direct reports, including all named executive officers.

An executive’s base salary is increased if warranted based on the executive’s performance and business results provided the resulting base salary remains within the targeted zone of the market data. By exception, our Compensation and Development Committee or Chief Executive Officer may determine that an individual executive’s base salary should be above (or below) the targeted zone due to extenuating factors. In this case the executive’s compensation may be outside the targeted zone. In 2007, our executive and broad employee base salaries increased an average of 4% based on performance and market data.

Targeted Cash Incentive Bonus. Based on Radford survey data, job level, and our compensation program philosophy, each executive is assigned an annual target incentive bonus amount. The executive incentive bonus is designed to be a significant portion of executive compensation in order to create and maintain a significant incentive for our executives to achieve or exceed our strategic and annual objectives. The incentive bonus when paid at 100% of plan is targeted to be at the fiftieth to seventy-fifth percentile of the Radford market data. By setting the potential (target) incentive bonus to be between the fiftieth to seventy-fifth percentile, our Compensation and Development Committee believes that we are encouraging our executives to achieve higher levels of performance. At the end of 2007, our average executive target incentive bonus amounts are at approximately the fiftieth percentile of the Radford market data. Average actual bonus payout for the executives was approximately 49% of the targeted bonus amount for 2007, compared to 66% for 2006.

Our incentive bonus target is expressed as a dollar amount and the incentive bonus pool for executives as well as all employees is funded based on certain levels of non-GAAP operating income. Goals for operating income as well as other financial objectives are established at the beginning of each year through our annual operating plan process. If we fully reach our objective for operating income, the incentive bonus pool is funded at 100% of the targeted amount. If we underachieve or over-achieve our objective for operating income, the bonus pool is adjusted accordingly. The Compensation and Development Committee establishes the maximum payout which could be made on an annual basis at the beginning of the year. For example, the maximum payout which could have been made in 2007 was two times the targeted amount. The Committee has discretion to make adjustments on maximum payouts and individual bonuses to executives and the broad employee base when in its business judgment, it believes that the results obtained by the formula may not provide the appropriate judgment of performance of the named executive officers. In 2007, the Committee used its discretion to increase the maximum payouts to certain executives by a total of $61,000; of this total, $46,105 was paid to the named executive officers. Our other employees also participate in a bonus program with targeted annual bonus amounts based on the level of their position in the organization and for performance to established objectives in the case of non-executive management.

Actual results for our operating income determine the available bonus pool. This incentive bonus pool is calculated by our Finance department with review and approval by our Compensation and Development Committee on a semi-annual basis along with any actual payouts to each executive, including our Chief Executive Officer. Our Chief Financial Officer calculates the proposed bonus payout amounts based on the bonus pool, performance results, and the individual executive’s bonus target. The calculation of an individual executive’s bonus is based on the calculated bonus pool times performance against shared/corporate objectives (weighted 50%) and performance against department/individual objectives (weighted 50%). The Committee believes that assigning equal weights to the shared/corporate objectives and department/individual objectives provides an appropriate balance of rewarding and encouraging overall performance to promote teamwork with recognizing and rewarding individual/department performance.

Our shared/corporate objectives are developed by our Chief Executive Officer and reviewed by our Board of Directors. The shared/corporate objectives and progress towards these objectives are periodically reviewed by our Board of Directors and Compensation and Development Committee during the year. For 2007, these shared objectives related to gross margin, total revenue attainment and total dollar value of design wins, and, on average, the shared/corporate objectives were 92% achieved based on the annual operating plan.

Departmental/individual objectives for each executive officer are developed by the Chief Executive Officer and reviewed by the Committee. The department and individual performance objectives include both quantitative and subjective metrics, such as minimization of inventory levels, development of sales teams, cost reductions of production and definition and implementation of a key element of the company’s strategy, in each case depending on the job function of the executive. Individual executive bonus amounts paid out vary depending on the department and individual results against these objectives.

For 2007, the Committee determined that the department/individual objectives were 101%, 98%, 100% and 96% achieved by Mr. Bronson, Mr. Lepiane, Ms. Harper and Mr. Grout, respectively. The Committee reviews and approves our Chief Executive Officer’s quantitative assessment of executive performance and the proposed executive bonus amounts to be paid to each executive with such qualitative modifications as the Committee may make at its discretion. The Committee assesses performance of our Chief Executive Officer and determines the amount of bonus to be paid to our Chief Executive Officer based on the same calculation used for other executives.

The incentive bonuses of all other company non-executive management are designed and managed using a similar performance based program with 50% of the incentive bonus payout based on our objectives and 50% of the bonus based on their departments’ objectives. For the year 2007, the bonus pool payout for all eligible employees was approximately 50% of the annual target amount. This is the same percentage bonus pool paid for executives, including our Chief Executive Officer.

Equity Incentive Awards. Our Compensation and Development Committee believes that our long-term performance is increased by encouraging ownership by the executives and all employees through the use of stock-based grants. Stock option and restricted stock awards are made to executives under the RadiSys Corporation 2007 Stock Plan. For 2007, the annual equity grant made to each executive consisted of approximately 75% non-qualified stock options and 25% restricted stock units. The Compensation and Development Committee believes this mix creates a balanced portfolio of long-term incentives. Historically, we granted stock options only and the Compensation and Development Committee continues to believe that the leveraged incentive of stock options helps drive share value and provide alignment with the interests of shareholders. With the increased accounting cost under SFAS 123(R), the Compensation and Development Committee determined that a program consisting exclusively of stock options would not balance the increased expense with the perceived and incentive value to employees. Accordingly, the Compensation and Development Committee redesigned the equity incentive program and began augmenting stock option grants with restricted stock units to reduce dilution while maintaining competitive levels of equity grants to key employees. This program is intended to align employee interests with shareholders interests, reduce accounting cost and maintain an appropriate retention incentive.

Our Compensation and Development Committee uses Radford survey data to determine the amounts of equity grants. The Committee works to provide equity grants to executives that are at approximately the fiftieth to seventy-fifth percentile of market data for the Radford Survey peer group companies. Actual grants are generally within this targeted zone of market data but may vary depending on the executive’s performance level, need to retain, time since previous grant, and other factors. Radford survey data on equity grants to executives at similar sized high tech companies is reviewed and analyzed annually. The retention value of the cumulative grants for each executive is reviewed as part of the overall analysis to ensure that the value of unvested equity grants is sufficient to provide retention and performance incentive for the executive in future years.

All equity grants to newly hired executives and annual (“refresher”) grants to existing executives are reviewed and approved by our Compensation and Development Committee using the above mentioned factors of market data, the total retention value, and the executive’s projected level of future contribution in determining the equity grant amount. Grants of equity awards are generally made at predetermined times and are not intentionally scheduled to coincide with the disclosure of favorable or unfavorable information.

We believe that compensation in the form of our common stock should be a significant portion of our executive officers’ total compensation. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. At this 2008 annual meeting, we are asking shareholders to approve our Long-Term Incentive Plan (“LTIP”). The LTIP is intended to create an incentive in addition to our annual refresher stock program that enables us to attract and retain senior executives and other key employees. In 2007, we engaged the services of Mercer Human Resource Consulting to assist in the design of our LTIP. The difference between the annual refresher stock program and the LTIP is that under the LTIP, participants are eligible to receive awards if our non-GAAP earnings per share (EPS) meet or exceed threshold targets established by our Compensation and Development Committee for each performance period. The EPS targets are “stretch” goals above the targets in our operating plan and are not achievable absent superior corporate performance. Each performance period under the LTIP is a period of three consecutive fiscal years. The LTIP is designed to have three performance periods, with a new performance period beginning on the first day of each fiscal year. No payment will be made under the LTIP if our non-GAAP EPS does not meet the minimum threshold established by the Committee within the performance period. EPS goals may be recalibrated for each new performance period based upon new business conditions. Awards made under the LTIP will be settled in full value shares. The amount of each participant’s target award under the LTIP will be established using Radford High Tech Executive Survey data for each executive.

Our executive officers are expected to acquire and hold a minimum number of shares equal to one year of their annual base salary. The minimum amount is expected to be reached within three to five years from joining us or being promoted to an executive role. Of our four current executive officers, two have already reached this ownership goal, including our Chief Executive Officer, and two are within three to five years of reaching this goal.

Executive and Employee Benefits. We provide employee benefit programs to executive officers which are the same as those benefits provided to other employees in the same country. Our U.S. based employee benefit programs include medical/dental/vision plans, Employee Stock Purchase Plan, 401(k) plan, tuition reimbursement, life insurance, short term disability and long term disability. Employee benefit programs are targeted to be approximately at the fiftieth to sixtieth percentile of market data of employee benefit programs for similar high tech companies using the same survey firm used for executive compensation data. Our employee benefit programs are benchmarked at least annually to ensure that program design is reflects current market practices and cost effective.

Our executives, directors and director level equivalents (i.e. employees who are classified as a principal) and members of our Board of Directors are eligible to participate in the RadiSys Corporation Deferred Compensation Plan. For further description of our Deferred Compensation Plan, please refer to the narrative following the 2007 Nonqualified Deferred Compensation Table. The gains or losses of participants in the Deferred Compensation Plan based on their investment choices are not a factor in determining an executive’s base, incentive bonus target, equity, or any other forms of reward or recognition.

We do not provide our executives with any special perquisites such as club memberships, pension plans, automobile allowances, or dwellings for personal use. Relocation packages to newly hired executives and other newly hired employees are defined within our hiring policy and are based on standard market practices for executive level relocation.

Section IV: Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1,000,000 per person the amount that we may deduct for compensation paid to our Chief Executive Officer and four highest compensated officers who are named executive officers (other than the Chief Executive Officer) in any year. The levels of salary and annual cash incentive bonus we generally pay to our executive officers do not exceed this limit. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The stock options granted to executive officers under the RadiSys Corporation 2007 Stock Plan are considered performance based for purposes of Section 162(m) and are therefore not subject to the $1,000,000 limitation. The intent of our Compensation and Development Committee is to design compensation that will be deductible without limitation, where doing so will further the purposes of our executive compensation program. The Committee will, however, take into consideration various other factors described in this CD&A, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued for services to us in all capacities for the last fiscal year for:

•	the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year 2007;

•

our most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer whose total compensation exceeded $100,000 and who were serving as executive officers at the end of fiscal year 2007; and

•	one other individual for whom disclosure would have been provided, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.

The above individuals are referred to hereafter as the “named executive officers.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards(1)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Scott Grout	2007	452,413	—	441,742	483,821	176,600	—	8,010	1,562,586
President & Chief Executive Officer	2006	434,385	—	283,007	459,233	218,400	—	7,860	1,402,885

Brian Bronson	2007	273,844	39,500	160,811	249,834	73,400	—	7,710	805,100
Chief Financial Officer	2006	189,877	13,000	53,586	115,185	54,100	—	7,344	433,092

Julia Harper	2007	244,551	—	114,440	283,089	88,400	—	7,637	738,117
VP Corporate Operations	2006	263,269	—	76,880	220,876	91,400	—	8,062	660,487

Keith Lambert(6)	2007	101,400	—	24,770	68,950	11,300	—	179,310	385,730
VP Operations & Manufacturing	2006	217,854	—	70,952	191,281	65,600	—	7,472	553,159

Christian Lepiane	2007	238,696	25,000	118,658	237,228	77,600	—	7,691	704,873
VP Worldwide Sales	2006	226,123	—	81,115	187,983	118,600	—	7,547	621,368

(1)	The amounts included in the Stock Awards and Option Awards columns include stock-based compensation cost we recognized in fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123(R) (revised 2004), “Share-Based Payment” (“Stock-based Compensation Cost”). We continue to use the Black-Scholes model to measure the grant date fair value of stock options and ESPP shares. The grant date fair value of stock options that are expected to vest is recognized on a straight-line basis over the requisite service period, which is equal to the option vesting period which is, generally, 3 years. The grant date fair value of ESPP shares that are expected to vest is recognized on a straight-line basis over the requisite service period, which is generally 18 months, subject to modification at the date of purchase due to the ESPP look-back feature. For a discussion of the valuation assumptions used to value the options and shares purchased or to be purchased under the ESPP, see Note 18 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007. We compute the grant date fair value of restricted stock as the closing price of our shares as quoted on the Nasdaq Global Market (“Nasdaq”) on the date of grant or the first date of the underlying service period, whichever occurs first. The grant date fair value of restricted shares that are expected to vest is recognized on a straight-line basis over the requisite service period, which is 3 years.

(2)	The amounts included in the Stock Awards column include Stock-based Compensation Cost we recognized in fiscal 2007 related to unvested restricted share awards for which the first date of the underlying service period occurred during 2007.

(3)	The amounts included in the Option Awards column include Stock-based Compensation Cost we recognized in fiscal 2007 related to unvested stock option awards and the ESPP.

(4)	The Summary Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. The 2007 Nonqualified Deferred Compensation Table below discloses all earnings under our Non-Qualified Deferred Compensation Plan during 2007. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Summary Compensation Table.

(5)	The table below details the amounts included in the All Other Compensation column for 2007:

	401(k) Contributions	Term Life Insurance Payments	Contributions to our Non-Qualified Deferred Compensation Plan	Severance Payment	COBRA Payment
Scott C. Grout	$6,750	$1,260	$—	$—	$—
Brian Bronson	6,750	960	—	—	—
Julia A. Harper	6,032	887	718	—	—
Keith Lambert	2,199	390	1,822	164,775	10,124
Christian Lepiane	6,750	941	—	—	—

(6)	Mr. Lambert’s employment with us terminated on June 15, 2007.

2007 GRANTS OF PLAN BASED AWARDS

Name	Grant Date(1)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards			Full Grant Date Fair Value ($)	Exercise or Base Price of Option Awards ($/sh)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Scott Grout	6/5/2007 6/5/2007	6/4/2007					—	138,000	—	799,130	13.56
		6/4/2007					—	46,000	—	623,760	N/A
			—	348,000	—	(3)

Brian Bronson	6/5/2007	6/4/2007					—	28,400	—	164,459	13.56
	6/5/2007	6/4/2007					—	9,500	—	128,820	N/A
			—	134,300	—	(3)

Julia Harper	6/5/2007	6/4/2007					—	16,900	—	97,865	13.56
	6/5/2007	6/4/2007					—	5,600	—	75,936	N/A
			—	166,400	—	(3)

Keith Lambert	—	—	—	—	—		—	—	—	—	—

Christian Lepiane	6/5/2007	6/4/2007					—	21,300	—	123,344	13.56
	6/5/2007	6/4/2007					—	7,100	—	96,276	N/A
			—	154,600	—	(3)

(1)	Grant Date applies only to grants of equity awards.

(2)	Represents estimated payouts during 2008 fiscal year.

(3)	The maximum payout amount has not yet been determined for 2008.

Narrative Description of Additional Material Factors—Summary Compensation Table & 2007 Grants of Plan-Based Awards Table

Equity Incentive Plans: Stock option and restricted stock units and awards are made under the RadiSys Corporation 2007 Stock Plan. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to  1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. The term of each option grant is seven years. No consideration is payable by the named executive for grants of restricted stock units/awards. Grants of restricted stock units/awards become vested for one-third of the award shares on each anniversary of the date of grant.

The grant dates for equity awards during 2007 were established by our Compensation and Development Committee during meetings prior to each grant date.

Non-Equity Incentive Plans: We maintain a cash-based, pay-for-performance annual Incentive Compensation Plan in which executive officers are eligible for potential cash bonuses dependent upon the level of achievement of the stated corporate goals and department/individual performance goals, calculated on the basis of a fixed semi-annual target dollar amount. Depending on the achievement of the stated corporate goals and individual/department performance goals, the bonus may be less than or greater than the target bonus.

The actual bonus payouts are calculated and paid semi-annually. Bonuses earned between January 1 and June 30 are generally paid in early August; bonuses earned between July 1 and December 31 are generally paid in the following February. Our Compensation and Development Committee determines the actual bonuses based initially on our achievement of certain financial objectives that are based on our annual targeted operating plan. For 2007 and previous years, the Committee used operating income as the financial objective to determine funding of the bonus pool.

The actual operating income payout percentage is determined at the end of the semi-annual period. The operating income payout percentage payout multiplied by the target bonus for each executive officer determines the initial calculation of the executive’s semi-annual bonus. The Compensation and Development Committee then reviews additional information we provided on the individual executive’s performance and his or her department’s collective performance, and may make subjective adjustments to the initial calculation.

Depending upon actual department/individual performance results, as determined by the Compensation and Development Committee, an executive’s final bonus payout may be above or below the initial calculation. However, generally, the aggregate amount of bonuses paid to all executive officers will not exceed that calculated by the formula stated above, which represents the bonus funding pool.

Assumptions: The target Estimated Future Payouts Under Non-Equity Incentive Plan Awards listed above represent the annual bonus target for each officer as of January 1, 2008 and represent the annual bonus amount that may be earned by the executive in 2008 if we meet our 2008 annual operating income goals, and if each officer achieves his or her department/individual performance goals, as determined by our Compensation and Development Committee.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Scott Grout	—		138,000	—	13.56	6/5/2014	46,000	616,400
	27,444		24,556	—	20.75	5/2/2013	11,667	156,338	—	—
	43,055		6,945	—	14.23	5/2/2012	8,334	111,676	—	—
	50,000		—	—	15.13	2/9/2012	3,334	44,676	—	—
	100,000		—	—	19.12	3/15/2011	—	—	—	—
	70,000		—	—	3.79	7/9/2009	—	—	—	—

Brian Bronson	—		28,400	—	13.56	6/5/2014	9,500	127,300
	12,999		23,001	—	18.34	11/6/2013	1,000	13,400	—	—
	8,656		7,744	—	20.75	5/2/2013	3,600	48,240	—	—
	10,555		2,778	—	14.23	5/2/2012	12,000	160,800	—	—
	7,500		—	—	22.31	4/20/2011	—	—	—	—
	10,000		—	—	19.12	3/15/2011	—	—	—	—
	9,603	(2)	—	—	21.28	3/1/2011	—	—	—	—
	5,000		—	—	17.461	4/10/2009	—	—	—	—
	4,250		—	—	16.76	3/20/2009	—	—	—	—
	380	(3)	—	—	19.99	7/17/2008	—	—	—	—

Julia Harper	—		16,900	—	13.56	6/5/2014	5,600	75,040
	16,097		14,403	—	20.75	5/2/2013	6,734	90,236	—	—
	46,671		7,529	—	14.23	5/2/2012	1,667	22,338	—	—
	50,000		—	—	19.12	3/15/2011	—	—	—	—
	19,000		—	—	7.039	1/28/2010	—	—	—	—
	5,140		—	—	5.33	10/17/2009	—	—	—	—
	15,000		—	—	12.26	7/16/2009	—	—	—	—
	5,000		—	—	19.49	1/11/2009	—	—	—	—

Keith Lambert	—		—	—	—	—	—	—	—	—

Christian Lepiane	—		21,300	—	13.56	6/5/2014	7,100	95,140
	13,353		11,947	—	20.75	5/2/2013	5,600	75,040	—	—
	37,199		6,001	—	14.23	5/2/2012	2,334	31,276	—	—
	75,000		—	—	17.58	9/15/2010	—	—	—	—

(1)	Unless otherwise noted, grants of option awards become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. Grants of restricted stock awards become vested for one-third of the award shares on each anniversary of the date of grant.

(2)	Option award vested on 11/12/2004.

(3)	Option award vested on 1/1/2002.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott Grout	—	—	17,499	233,620
Brian Bronson	—	—	2,800	39,448
Julia Harper	—	—	5,033	71,226
Keith Lambert	—	—	2,066	30,907
Christian Lepiane	—	—	5,133	71,097

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Scott Grout	40,193	—	13,286	—	246,304
Brian Bronson	—	—	—	—	—
Julia Harper	105,100	718	29,983	—	613,620
Keith Lambert	50,700	1,822	5,091	—	155,308
Christian Lepiane	—	—	14,287	—	303,879

(1)	The amounts reported in this column are included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table above.

(2)	The amounts reported in this column are included in the All Other Compensation column in the Summary Compensation Table above.

Narrative Disclosure Describing Material Factors:

Executive contributions may be made from salary, sales commission payments and/or incentive bonus. A maximum of 90% of salary and 100% of sales commission payments and/or incentive bonus may be deferred. Base salary and bonus elections apply to compensation earned during the plan year. Sales commission elections apply to compensation paid during the plan year. Employee contributions are credited to the account balance on the date they would otherwise have been paid to the participant. We only make Company contributions to the Non-Qualified Deferred Compensation Plan in situations where such contributions are needed to restore any match lost in the 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Any such matching contributions are credited as soon as practicable following the end of the plan year.

Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan.

Aggregate Distributions are any distributions made to a participant measured from participation commencement in the Non-Qualified Deferred Compensation Plan to the end of the proxy reporting period. Distributions are paid in the form elected by the participant in the Participation Agreement filed prior to the beginning of each plan year. The participant may elect to receive payment during employment or upon separation from service. Available forms of payment made during employment are lump sum or annual installments over a maximum of five years. Available forms of payment made following a separation from service are lump sum or annual installments over a maximum of 15 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our Compensation and Development Committee has adopted guidelines on severance and change of control agreements to help ensure that written severance or change of control agreements are offered to our executive officers only if special business needs indicate that such agreements are necessary or advisable.

On February 27, 2007, we entered into a Change of Control Agreement with our Chief Executive Officer, Scott C. Grout, to update a preexisting agreement and address changes in tax laws. Mr. Grout’s Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability) or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr. Grout is entitled to receive severance pay in a cash amount equal to 12 months of Mr. Grout’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such a termination, Mr. Grout would receive 25% of the severance pay upon termination and the remaining 75% would be paid in periodic payments on regular paydays over 12 months so long as during the period of remaining payments Mr. Grout does not serve as or become a director, officer, partner, limited partner, employee, agent, representative, material stockholder, creditor, or consultant of or to, or serve in any other capacity with any business worldwide that shall in any manner (i) engage or prepare to engage in any business which competes directly with us or (ii) solicit, hire, or otherwise assist in any effort that attempts to employ or otherwise utilize the services of any of our employees. However, these severance payments will be accumulated and shall not be payable until the day that is six months and one day from the date of termination of Mr. Grout’s employment. Upon such termination, and in addition to severance pay, Mr. Grout is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Grout shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Grout to exercise such stock options and stock appreciation rights for a period of time equal to the shorter of (i) the period of 90 days after the date of Mr. Grout’s termination; or (ii) the longer of (A) the period ending on the 15th day of the 3rd calendar month following the date at which the stock option or stock appreciation right would otherwise have expired due to Mr. Grout’s termination; or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired due to Mr. Grout’s termination. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2007, such that Mr. Grout would become entitled to benefits under his Change of Control Agreement, Mr. Grout would have been entitled to receive the payments described below.

On September 19, 2002, we entered into an Employment Agreement including Severance Agreement with Scott C. Grout. If Mr. Grout’s employment with us is terminated other than for cause and contingent on Mr. Grout signing the Release Agreement, Mr. Grout is entitled to receive severance pay in a lump sum cash amount equal to 12 months of Mr. Grout’s annual base pay at the rate in effect immediately before the date of termination. Had Mr. Grout’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2007, Mr. Grout would have become entitled to receive the payment described below.

Scott Grout	Termination Following a Change of Control		Termination Under Employment/Severance Agreement
Severance Payments	$458,400		$458,400
Equity Acceleration	$929,089	(1)	—
Health Insurance Benefits	$15,440		—

(1)	Options to acquire 169,501 shares would have accelerated and vested. However, all of the options would have had an exercise price greater than the closing market price on December 31, 2007. Restricted stock with a market value of $929,089 would have accelerated and vested.

On February 27, 2007, we entered into a Change of Control Agreement with our Vice President of Operations, Julia A. Harper, to update a preexisting agreement and address changes in tax laws. Ms. Harper’s Change of Control Agreement provides that if we terminate her employment with us (other than for cause, death or disability) or if she terminates her employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Ms. Harper is entitled to receive severance pay in a cash amount equal to 12 months of Ms. Harper’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Ms. Harper is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Ms. Harper shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Ms. Harper to exercise such stock options and stock appreciation rights for a period of time equal to the shorter of (i) the period of 90 days after the date of Ms. Harper’s termination; or (ii) the longer of (A) the period ending on the 15th day of the third calendar month following the date at which the stock option or stock appreciation right would otherwise have expired due to Ms. Harper’s termination; or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired due to Ms. Harper’s termination. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2007, such that Ms. Harper would become entitled to benefits under her Change of Control Agreement, Ms. Harper would have been entitled to the payments detailed below.

Julia Harper	Termination Following a Change of Control
Severance Payments	$247,200
Equity Acceleration(1)	$187,613
Health Insurance Benefits	$7,863

(1)	Options to acquire 38,832 shares would have accelerated and vested. However, all of the options would have had an exercise price greater than the closing market price on December 31, 2007. Restricted stock with a market value of $187,613 would have accelerated and vested.

On February 27, 2007, we entered into a Change of Control Agreement with our Chief Financial Officer, Brian Bronson, in connection with his promotion to such position. Mr. Bronson’s Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position greater than 25 miles from his current work location or a position of less total compensation within 12 months following a change of control, Mr. Bronson is entitled to receive severance pay in a cash amount equal to 12 months of Mr. Bronson’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Mr. Bronson is also entitled to receive COBRA benefits for 12 months. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Bronson shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Bronson to exercise such stock options and stock appreciation rights for a period of time equal to the shorter of (i) the period of 90 days after the date of Mr. Bronson’s termination; or (ii) the longer of (A) the period ending on the 15th day of the third calendar month following the date at which the stock option or stock appreciation right would otherwise have expired due to Mr. Bronson’s termination; or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired due to Mr. Bronson’s termination. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2007, such that Mr. Bronson would become entitled to benefits under his Change of Control Agreement, Mr. Bronson would have been entitled to the payments detailed below.

On February 26, 2008, we agreed to enter into an Executive Severance Agreement with Brian Bronson. If Mr. Bronson’s employment with us is terminated other than for cause, death or disability, Mr. Bronson will be entitled to (i) a payment of twelve months base pay, (ii) up to twelve months of continued coverage pursuant to COBRA under the Company’s group health plan, and (iii) partial incentive compensation plan payout, if any. Had Mr. Bronson’s employment been terminated by us without cause on December 31, 2007, Mr. Bronson would have become entitled to receive the payment described below.

Brian Bronson	Termination Following a Change of Control		Termination Under Executive Severance Agreement
Severance Payments	$284,500		$284,500
Equity Acceleration	$349,740	(1)	—
Health Insurance Benefits	$13,499		$13,499

(1)	Options to acquire 61,923 shares would have accelerated and vested. However, all of the options would have had an exercise price greater than the closing market price on December 31, 2007. Restricted stock with a market value of $349,740 would have accelerated and vested.

On February 27, 2007, we entered into a Change of Control Agreement with our Vice President of Sales, Christian Lepiane, to update a preexisting agreement and address changes in tax laws. Mr. Lepiane’s Change of Control Agreement provides for severance pay in a cash amount equal to 9 months of his annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Lepiane is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position with a title of less than Vice President or greater than 25 miles from his current work location, within three months before, or within twelve months after, a change of control. Upon such termination, and in addition to severance pay, Mr. Lepiane is also entitled to receive COBRA benefits for 9 months. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2007, such that Mr. Lepiane would become entitled to benefits under his Change of Control Agreement, Mr. Lepiane would have been entitled to the payments detailed below.

On August 15, 2003, we entered into an Employment Agreement including Severance Agreement with Christian Lepiane. If we terminate Mr. Lepiane’s employment with us other than for cause and contingent upon Mr. Lepiane signing a release agreement, Mr. Lepiane is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Lepiane’s annual base pay at the rate in effect immediately before the date of termination. The payment would be made on the later of the date of termination or eight days after execution of the release agreement. Mr. Lepiane would also receive COBRA benefits for six months. Had Mr. Lepiane’s employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2007, Mr. Lepiane would have become entitled to receive the payment described below.

Christian Lepiane	Termination Following a Change of Control	Termination Under Employment/Severance Agreement
Severance Payments	$184,350	$122,900
Health Insurance Benefits	$6,139	$4,093

On February 27, 2007, we entered into an Executive Severance Agreement with our former Vice President of Operations and Manufacturing Keith Lambert. On June 15, 2007, we terminated his employment with us and he was entitled to benefits under the agreement. Pursuant to the Executive Severance Agreement, Mr. Lambert received payments in the amount of $164,775 for 9 months base pay and $11,300 as incentive compensation plan payout. He was also entitled to receive 9 months of COBRA benefits with a value of $10,124.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Ken Bradley	29,000	—	54,457	—	—	—	83,457
Richard J. Faubert	32,000	—	54,457	—	—	—	86,457
C. Scott Gibson	67,000	—	58,132	—	—	—	125,132
William W. Lattin	34,000	—	54,457	—	—	—	88,457
Kevin C. Melia	35,000	—	54,457	—	—	—	89,457
Carl W. Neun	36,000	—	54,457	—	—	—	90,457
Lorene K. Steffes	33,000	—	54,457	—	—	—	87,457

(1)	The amounts included in the Stock Awards and Option Awards columns include Stock-Based Compensation Cost we recognized in fiscal 2007. We continue to use the Black-Scholes model to measure the grant date fair value of stock options. The grant date fair value of stock options that are expected to vest is recognized on a straight-line basis over the requisite service period, which is equal to the option vesting period which is, generally, 3 years. For a discussion of the valuation assumptions, see Note 18 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at 2007 fiscal year end; (ii) the aggregate number of stock awards and options awards granted during fiscal 2007; and (iii) the grant date fair value of equity awards granted by us during fiscal 2007 to each of our directors who was not an executive officer.

(2)	The 2007 Director Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Director Compensation Table.

Additional Information With Respect to Director Equity Awards

Name	Option Awards Outstanding at 2007 Fiscal Year End (#)(1)	Stock Awards Outstanding at 2007 Fiscal Year End (#)(1)	Option Awards Granted during Fiscal 2007 (#)(2)	Stock Awards Granted during Fiscal 2007 (#)	Grant Date Fair Value of Option Awards Granted in Fiscal 2007 ($)(3)
Ken Bradley	47,000	—	12,000	—	70,156
Richard J. Faubert	64,550	—	12,000	—	70,156
C. Scott Gibson	52,500	—	15,000	—	87,695
William W. Lattin	52,000	—	12,000	—	70,156
Kevin C. Melia	47,000	—	12,000	—	70,156
Carl W. Neun	42,000	—	12,000	—	70,156
Lorene K. Steffes	37,000	—	12,000	—	70,156

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Stock grants to our Board of Directors are made pursuant to the terms of the RadiSys Corporation 2007 Stock Plan. The exercise price of options granted to non-employee directors during 2007 was the fair market value of our common stock on the date of grant and the term of each option is seven years. For stock option grants made in 2007, the exercise price was $13.69. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd annual anniversary of the date of grant.

(3)	Amounts in this column represent the fair value of stock options, calculated in accordance with FAS123(R). For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded.

Narrative Disclosure of Director Compensation

During 2007, each director who was not employed by us was compensated as follows:

Director annual retainer	$25,000
Chairman of the Board annual retainer	$57,000
Audit Committee Chairman	$11,000
Compensation and Development Committee Chairman	$9,000
Nominating and Governance Committee Chairman	$7,000
Committee membership (other than Audit Committee)	$4,000
Audit Committee membership	$6,000

Directors are also reimbursed for reasonable expenses incurred in attending meetings.

In October 2007, our Board of Directors and its Compensation and Development Committee approved effective January 1, 2008, compensation as follows:

Director annual retainer	$28,000
Chairman of the Board annual retainer	$57,000
Audit Committee Chairman	$12,500
Compensation and Development Committee Chairman	$10,000
Nominating and Governance Committee Chairman	$7,000
Committee membership (other than Audit Committee)	$4,000
Audit Committee membership	$6,000

Non-employee directors are expected to acquire and hold a minimum of 5,000 shares or $100,000 worth of our common stock, whichever is the lesser value, and that minimum amount is expected to be reached within three to five years of becoming a director. Of our non-employee directors, five have already reached this ownership goal and two are within the three to five year period to reach this goal. Directors who are our employees receive no separate compensation as directors.

Our Board of Directors is eligible to participate in the RadiSys Corporation Deferred Compensation Plan. The Deferred Compensation Plan provides the members of our Board of Directors the opportunity to defer up to 100% of compensation (includes annual retainer and committee fees). Contributions by the members of our Board of Directors are credited on the date they would otherwise have been paid to the participant. We make no contributions on behalf of our Board of Directors’ members who participate in the Deferred Compensation Plan.

Participants select from among the fund(s) available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance.

CORPORATE GOVERNANCE

Our Board of Directors has affirmatively determined that each of C. Scott Gibson, Ken J. Bradley, Richard J. Faubert, Dr. William W. Lattin, Kevin C. Melia, Carl W. Neun, and Lorene K. Steffes are “independent directors” as defined by the SEC rules and within the meaning of the Nasdaq Marketplace Rule 4200(a)(15) and, therefore, a majority of our Board of Directors is currently independent as so defined. Dr. Lattin is also a member of the Board of Directors of Merix Corporation which builds printed circuit boards for us. We do not view Dr. Lattin’s position with Merix Corporation as a conflict of interest or as a material relationship that would prevent him from being an independent director.

We have implemented corporate governance policies that are designed to strengthen the accountability of our Board of Directors and management team, thereby aiming to achieve long-term shareholder value.

Our Board of Directors has adopted a Code of Ethics applicable to each of our directors, officers, employees and agents including our Chief Executive Officer, Chief Financial Officer or persons performing similar functions. Our Code of Ethics is available on our website at www.radisys.com under Investor Relations/Corporate Governance.

In addition, our Board of Directors has implemented a process whereby shareholders may send communications directly to its attention. Any shareholder desiring to communicate with our Board of Directors, or one or more members of our Board of Directors, should communicate in writing addressed to our Corporate Secretary. Our Corporate Secretary has been instructed by our Board of Directors to promptly forward all such communications to the specified addressees. Shareholders should send communications directed to our Board of Directors to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary.

Our Board of Directors held five regularly scheduled board meetings during the fiscal year ended December 31, 2007 and had three telephonic special board meetings. In 2007, independent directors met on a regularly scheduled basis in executive sessions without our Chief Executive Officer or other members of the our management present. The Chairman of the Board presides at these meetings.

Each director attended at least 75% of the aggregate of the regularly scheduled meetings of our Board of Directors and the committees of which he or she was a member. We encourage, but do not require, our Board of Directors’ members to attend the annual shareholders meeting. Last year, all of our directors attended the annual shareholders meeting.

Board Committees

Audit Committee.

We maintain an Audit Committee consisting of Carl W. Neun as Chairman, C. Scott Gibson and Kevin C. Melia which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. All of

the members of the Audit Committee are “independent directors” within the meaning of the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. In addition, our Board of Directors has determined that all three members of the Audit Committee, C. Scott Gibson, Kevin C. Melia and Carl W. Neun, qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933 and are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934. C. Scott Gibson qualifies as an audit committee financial expert by virtue of his service on our audit committee since 1992, the audit committee of Pixelworks, Inc. since 2002, and past service on the audit committees of Inference Corp. and Integrated Measurement Systems. Additionally, Mr. Gibson received an M.B.A. in Finance from the University of Illinois in 1976 and served as CFO and Senior VP Operations for Sequent Computer Systems from 1983 to 1984. Further, from 1985 to March 1992, the CFO of Sequent Computer Systems reported to Mr. Gibson. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to corporate accounting, our reporting practices and the quality and integrity of our financial reports; compliance with law and the maintenance of our ethical standards; and our the effectiveness of our internal controls. The full responsibilities of our Audit Committee are set forth in its charter, a copy of which can be found on our website at www.radisys.com under Investor Relations/Corporate Governance. Our Audit Committee met nine times in the last fiscal year. For additional information about our Audit Committee, see “Audit Committee Report.”

Compensation and Development Committee.

We maintain a Compensation and Development Committee consisting of Dr. William W. Lattin as Chairman, Ken J. Bradley, C. Scott Gibson and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq listing standards. None of the members of our Compensation and Development Committee are our current or former officers or employees. The Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our compensation policies and benefit plans, particularly policies relating to executive compensation and performance. The Chairman of the Committee reports and reviews the Committee’s activities and decisions with our Board of Directors on a regular basis. The Committee met eleven times in the last fiscal year.

The Compensation and Development Committee is responsible for the design and management of our executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The Committee maintains a written charter, which is formally reviewed by the Committee on an annual basis and is revised as needed. Our Board of Directors regularly reviews the Committee charter and any changes made by the Committee. The charter was last reviewed and updated in July 2007 and is available on our Internet website at www.radisys.com under Investor Relations/Corporate Governance.

Our Compensation and Development Committee annually reviews and establishes executive compensation levels and makes equity grants to our officers under our 2007 Stock Plan. The Committee has delegated its responsibility for approving non-executive employee new hire and refresher equity grants (up to a maximum grant of 10,000 shares per individual and within established guidelines) to our Chief Executive Officer and President, Scott Grout. In addition, pursuant to its Charter, the Committee may delegate authority to its Chairman and one or more members, as the Committee deems necessary, provided that the decisions of such members shall be presented to the full Committee at its next scheduled meeting.

Our Compensation and Development Committee maintains a formal annual calendar and annual plan to guide the timing of the Committee’s review, analysis, and decision making related to our compensation, benefits, and development programs. Our Chief Executive Officer and Chief Financial Officer provide inputs and recommendations to the Committee on matters of executive compensation. Under the supervision of the Committee, our Chief Executive Officer and Chief Financial Officer have responsibility for the execution of our compensation philosophy and related compensation elements.

Nominating and Governance Committee.

We maintain a Nominating and Governance Committee consisting of Richard J. Faubert as Chairman, Kevin C. Melia and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq listing standards. The Committee met four times in the last fiscal year. The Committee (i) recommends for our Board of Director’s selection the individuals qualified to serve on our Board of Directors (consistent with criteria that our Board of Directors has approved) for election by shareholders at each annual meeting of shareholders to fill vacancies on our Board of Directors, (ii) develops and recommends to our Board of Directors, and assesses our corporate governance policies, and (iii) oversees the evaluations of our Board of Directors. The full responsibilities of the Committee are set forth in its charter, a copy of which is posted on our website at www.radisys.com under Investor Relations/Corporate Governance. Our Board of Directors considers the recommendations of the Committee with respect to the nominations of directors to our Board of Directors, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, relevant business expertise, available time to carry out our Board of Directors’ duties, social, political and economic awareness, health, conflicts of interest, service on other boards and commitment to our overall performance. The Committee will make an effort to maintain representation on our Board of Directors of members who have substantial and direct experience in areas of importance to us.

Director Nomination Policy

The Nominating and Governance Committee will consider nominees recommended by our shareholders holding no less than 10,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation. A shareholder that desires to recommend a candidate for election to our Board of Directors shall direct his or her recommendation in writing to RadiSys Corporation, Attention: Corporate Secretary, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending shareholder’s ownership of the our common stock. In addition, the recommendation shall also contain a statement from the recommending shareholder in support of the candidate, professional references, particularly within the context of the those relevant the membership on our Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references and a written indication by the candidate of his or her willingness to serve, if elected.

Related Party Transactions Policy

In accordance with our Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed related-party transactions required to be disclosed under the SEC rules prior to initiation of any such transaction.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT(1)

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the RadiSys Corporation annual report on Form 10-K for the year ended December 31, 2007.

Ken J. Bradley

C. Scott Gibson

Dr. William W. Lattin, Chairman

Lorene K. Steffes

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of RadiSys Corporation (the “Company”) has oversight responsibility relating to the corporate accounting, reporting practices, and the quality and integrity of the Company’s financial reports; compliance with legal and regulatory requirements and the maintenance of ethical standards by the Company; the maintenance by the Company of effective internal controls; and independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is composed of three non-employee directors and operates under a written charter that it has adopted and approved pursuant to authority delegated to it by the Board. The Audit Committee charter can be accessed at www.radisys.com under Investor Relations/Corporate Governance. Each Audit Committee member meets the independence requirements of Nasdaq listing standards and the Board of Directors has determined that each of the members of the Audit Committee meets the Nasdaq listing standards’ regulatory requirements for financial literacy and that each member is an “audit committee financial expert” as defined under the SEC rules.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee acts in an oversight capacity, and its responsibility is to monitor and review these processes. In its oversight role the Audit Committee relies, without independent verification, on

•

management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and

•	the report of the Company’s independent registered public accounting firm, with respect to the Company’s consolidated financial statements.

In this context, the Audit Committee held nine meetings in 2007. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s counsel and the Company’s independent registered public accounting firm. The Audit Committee held private sessions at each of its meetings with the independent registered public accounting firm, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee reviewed with the independent registered public accounting firm the overall scope and plans for their audit, the results of audit

(1)

This Compensation and Development Committee Report, in addition to the section entitled “Audit Committee Report” are not “soliciting material,” are not deemed “filed” with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting. The Audit Committee also held private sessions at each of its meetings with the Chief Financial Officer at which candid discussions of financial management, accounting and internal control issues took place.

The Audit Committee reviewed the audited consolidated financial statements for the fiscal year December 31, 2007 with management and its independent registered public accounting firm, including a discussion of the quality, not simply the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting standards, the Audit Committee sought management’s representation that the audited consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.

The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including:

•	their responsibility under U.S. generally accepted auditing standards;

•	significant accounting policies;

•	management judgments and estimates;

•	any significant audit adjustments;

•	any disagreements with management; and

•	any difficulties encountered in performing the audit.

The Audit Committee also discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) to the effect that, in their professional judgment, the independent registered public accounting firm was independent of the Company within the meaning of the federal securities laws. When considering the independent registered public accounting firm’s independence, the Audit Committee discussed whether the independent registered public accounting firm’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal year December 31, 2007 be included in the Company’s annual report on Form 10-K. The Audit Committee, pursuant to authority delegated to it by the Board, has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

C. Scott Gibson

Kevin C. Melia

Carl W. Neun, Chairman

Principal Accountant Fees and Services

	Fiscal 2006	Fiscal 2007
Fee Category
Audit Fees	$797,393	$914,203
Audit-Related Fees	$18,000	$20,250
Tax Fees	$25,000	$66,518
All Other Fees	—	—
Total Fees	$840,393	$1,000,971

Audit Fees. This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, Section 404 internal control audit and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of the audit or the review of interim financial statements. The amounts reported in Fiscal 2007 also include additional audit work required in connection with the acquisition of certain assets of the modular communications platform division business from Intel Corporation and our shelf registration statement and related convertible debt issuance.

Audit-Related Fees. This category consists of fees billed for assurance and related services that are related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include statutory audits required by non-U.S. jurisdictions, employee benefit plan audits and accounting consultations concerning financial accounting and reporting standards. For 2007, this category primarily consists of fees paid in connection with our employee benefit plan audit.

Tax Fees. This category consists of professional services rendered by KPMG for international tax compliance and other international tax related services. The services for the fees disclosed under this category primarily consist of international tax return preparation, technical consulting and other international tax related services. For 2007, these fees include work on Canadian tax related matters including transfer pricing.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approved all of the services described above that were provided during 2006 and 2007 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal auditor’s independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be presented to the Audit Committee in writing prior to the commencement of such services. The proposal must include a description and purpose of the services, estimated fees and other terms of the engagement. The Audit Committee may delegate to the Chairman of the Audit Committee the authority to grant pre-approvals. Any pre-approvals made by the Chairman pursuant to this delegation shall be presented to the full Audit Committee at its next scheduled meeting following such pre-approvals.

PROPOSAL 2: TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. During the 2007 fiscal year, KPMG LLP served as the Company’s independent registered public accounting firm. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.

Representatives of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement, but will have the opportunity to make a statement if they wish.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2007. All outstanding awards relate to the Company’s common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,277,772	(1),(2)	$16.39	3,677,831	(3)
Equity compensation plans not approved by security holders(4)	1,228,803	(5)	$17.51	—

Total	3,506,575		$18.41	3,677,831

(1)	Includes 6 shares subject to employee stock options assumed in the merger with Texas Micro Inc. with weighted average exercise prices of $12.62.

(2)	Includes 172,389 restricted stock units which will vest only if specific service measures are met.

(3)	Includes 1,393,659 of securities authorized and available for issuance in connection with the RadiSys Corporation 1996 Employee Stock Purchase Plan.

(4)	Includes 188,314 shares granted under the RadiSys Corporation Stock Plan For Convedia Employees. The Plan is intended to comply with the NASD Marketplace Rule 4350 which provides an exception to the NASD shareholder approval requirement for the issuance of securities with regard to grants to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition.

(5)	Includes 65,290 restricted stock units which will vest only if specific service measures are met.

Description of Equity Compensation Plans Not Adopted by Shareholders

2001 Nonqualified Stock Option Plan.

In February 2001, we established the 2001 Nonqualified Stock Option Plan, under which 2,250,000 shares of the our common stock were reserved as of December 31, 2006. Grants under the 2001 Nonqualified Stock Option Plan may be awarded to selected employees, who are not executive officers or directors of the Company. The purpose of the 2001 Nonqualified Stock Option Plan is to enable the Company to attract and retain the services of selected employees of the Company or any parent or subsidiary of the Company. Unless otherwise stipulated in the plan document, the Board of Directors, at their discretion, determines the exercise prices (which may not be less than the fair market value of the Company’s common stock at the date of grant), vesting periods, and the expiration periods, which are a maximum of 10 years from the date of grant.

On March 21, 2007, our Board of Directors approved the termination of the RadiSys Corporation 2001 Nonqualified Stock Option Plan, which was effective upon our shareholders’ approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new options may be granted under the 2001 Nonqualified Stock Option Plan. However, the termination does not affect any outstanding options issued under this Plan.

RadiSys Corporation Stock Plan For Convedia Employees.

On August 31, 2006, our Compensation and Development Committee adopted the RadiSys Corporation Stock Plan for Convedia Employees (“Convedia Stock Plan”) for awards to be made in connection with our acquisition of Convedia Corporation. The Convedia Stock Plan was adopted without shareholder approval in reliance upon the exception provided under Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) relating to awards granted in connection with an acquisition and in connection with the hiring of new employees. The Convedia Stock Plan became effective as of September 1, 2006. The Convedia Stock Plan permits the granting of stock options, restricted stock and restricted stock units. The maximum number of shares of common stock with respect to which awards may be granted is 365,000 shares (subject to adjustment in accordance with the Convedia Stock Plan). In order to comply with Nasdaq Marketplace Rule 4350, the awards may only be granted to employees transferred from Convedia Corporation in connection with our acquisition of Convedia Corporation and in connection with the future hiring of new employees of Convedia Corporation by us. Unless sooner terminated by our Board of Directors, the Convedia Stock Plan will terminate on the tenth anniversary of its effective date of September 1, 2006. The Convedia Stock Plan provides that the Committee will determine the option price at which common stock may be purchased, but the price will not be less than the fair market value of the common stock on the date the option is granted. The Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. The Convedia Stock Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the Convedia Stock Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Committee. The vesting of restricted stock or restricted stock units may be conditioned upon the completion of a specified period of employment, upon attainment of specified performance goals and/or upon such other criteria as the Committee determines.

On March 21, 2007, our Board of Directors approved the termination of the Convedia Stock Plan, which was effective upon our shareholders’ approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new awards may be granted under the Convedia Stock Plan. However, the termination does not affect any awards previously granted and outstanding under this Plan.

PROPOSAL 3: TO APPROVE OUR LONG-TERM INCENTIVE PLAN

Our Compensation and Development Committee and the Board of Directors approved and adopted the Long-Term Incentive Plan (the “LTIP”), subject to shareholder approval at the annual meeting.

Description of the Long-Term Incentive Plan

The following paragraphs provide a summary of the principal features of the LTIP. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the LTIP, which is attached hereto as Appendix A. Capitalized terms used herein and not defined shall have the meanings set forth in the LTIP.

Purpose. The purpose of the LTIP is to pay long-term incentive compensation to those executive officers and key employees designated to participate in the LTIP and to increase shareholder value and the success of the

Company by motivating LTIP participants to excel beyond what is customary in their performance and to achieve substantially challenging business objectives that deliver significant shareholder value. The LTIP provides for the grant of awards payable in shares of common stock or cash to reward and provide incentives to the participants and to retain them through potential share value appreciation and equity accumulation.

Awards. The LTIP provides for the grant of awards (the “Awards”) payable in shares of common stock or cash upon the achievement of performance goals set by our Compensation and Development Committee. Performance goals will be set with respect to each performance period, which will generally be a period of three consecutive fiscal years or any other period selected by the Committee.

Stock Subject to the LTIP. The number of shares of our common stock initially reserved for issuance under the LTIP is 2,000,000 shares. If an Award is forfeited, or if any Award is distributed in an amount equal to less than the Maximum Award, the forfeited or undistributed shares will remain available for future grants under the LTIP. The LTIP does not permit shares withheld for taxes to be added back to the shares available for future grants.

In order to satisfy the requirements of Code Section 162(m), no participant will receive in any one fiscal year grants of Awards covering an aggregate of more than 500,000 shares and, if such Awards are denominated in cash value, no more than $1,000,000 may be subject to such Awards granted to any one participant during any one fiscal year.

Administration. The LTIP will be administered by our Compensation and Development Committee, or its sub-committee. Subject to the provisions of the LTIP, the Committee has the authority to: (a) select the employees to whom Awards are granted, (b) adopt Target Awards and payout formulas under the LTIP for a given performance period, (c) construe and interpret the terms of the LTIP, and determine eligibility and the amount, manner, time and form of payment of Awards, (d) prescribe forms and procedures for purposes of participation and distribution of Awards, (e) prescribe, amend and rescind rules relating to the LTIP, including rules relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign laws, and (f) take any other actions it deems necessary or desirable for the administration of the LTIP. All decisions, interpretations and other actions of the Committee will be final and binding on all holders of Awards and on all persons deriving their rights therefrom.

Eligibility to Receive Awards. Our Compensation and Development Committee will designate the employees eligible to participate in the LTIP for a given performance period. The eligible employees are generally expected to include our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 and other key employees.

In general, only employees chosen by our Compensation and Development Committee prior to the first day of a performance period will become participants for such performance period. However, the Committee may allow an employee hired or promoted from January 1 to June 30 of the first fiscal year of a performance period to become a participant for such performance period. Except as provided below, to be eligible to receive a payment under the LTIP, a participant must be actively employed on the last day of the performance period.

Code Section 162(m) Performance Goals. Awards under the LTIP are intended to qualify as performance-based under Code Section 162(m). The performance goals applicable to an Award may provide for a targeted level or levels of achievement using non-GAAP earnings per share or one or more of the following measures: (a) annual revenue, (b) cash position, (c) total shareholder return, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, and (j) return on sales, or such similar objectively determinable financial or other measures adopted by our Compensation and Development Committee.

Performance Goal and Incentive Level Determination. Our Compensation and Development Committee, in its sole discretion, will establish in writing the performance goals for each participant for a performance period. The Committee will also establish in writing a maximum award, superior award, and above average award (each, a “Target Award”) for each participant for a performance period. Each maximum award will be equal to 150% of the participant’s superior award, and each above average award will be equal to 75% of the participant’s superior award. Each of the Target Awards will represent the amount of cash or the number of shares that can be earned by the participant during the performance period, based on the performance goals achieved for such period as determined by the Committee. The performance goals and Target Awards for a performance period will be set on or prior to the latest possible date that will not jeopardize an Award’s qualification under Code Section 162(m).

Payout Formula Determination. If the achievement of the performance goal for a performance period is (i) above the level necessary for the participant to be entitled to his superior award, but below the level necessary for the participant to be entitled to his maximum award, or (ii) above the level necessary for the participant to be entitled to his above average award, but below the level necessary for the participant to be entitled to his superior award, then the participant’s Award for such performance period will be determined on an interpolated basis as set forth in a payout formula established by our Compensation and Development Committee. The payout formula for a performance period will be set on or prior to the latest possible date that will not jeopardize an Award’s qualification under Code Section 162(m).

The participant will not receive an Award for a performance period if achievement of the performance goal for such period is below the level necessary for the participant to receive the above average award. In no event will a participant’s Award for any performance period exceed the participant’s maximum award for such period.

Payout Determination and Award Payment. At the end of the performance period or at another date during the performance period at the Compensation and Development Committee’s discretion, the Committee will certify in writing the extent to which the performance goals applicable to each participant for the performance period were achieved or exceeded. The Award for each participant will be determined by applying the payout formula to the actual level of performance that has been certified by the Committee. The Committee, in its sole discretion, may eliminate or reduce the Award payable to any participant.

Awards will be distributed to participants in shares or cash as soon as practicable following the determination and written certification of the Award for a performance period, but in any event no later than the date that is two and one-half months following the last day of the Company’s fiscal year coinciding with or next following the last day of the performance period. If a participant dies prior to the date the Award would be distributed, such Award will be paid to the personal representative of the participant’s estate or the person(s) to whom the Award is transferred pursuant to the participant’s will or in accordance with the laws of descent and distribution.

Our Compensation and Development Committee may defer payment of Awards as the Committee, in its discretion, determines to be necessary to preserve the deductibility of such amounts under Code Section 162(m). In addition, the Committee, in its sole discretion, may permit a participant to defer receipt of the payment of shares or cash under the LTIP, provided that such deferral elections will be made in accordance with Code Section 409A.

Termination of Employment. Upon a participant’s termination of employment prior to the last day of the performance period, Awards will be paid as follows:

•

Death or Disability. If a participant’s employment terminates as a result of the participant’s death or disability after the first twelve months of a performance period have been completed, but prior to the last day of the performance period, the participant will be entitled to receive a pro-rata Award based on achievement of the performance goals to the date of the participant’s termination of employment. The Award will be payable as soon as practicable following such termination of employment, but in any event no later than the date that is two and one half months following the end of the fiscal year in which such termination of employment occurred.

•

Termination without Cause. If a participant’s employment is terminated without cause within the fiscal year in which the performance period ends, the participant will be entitled to receive a pro-rata award based on achievement of the performance goals for the performance period. The pro-rata Award will be distributed to the participant as soon as practicable following the determination and written certification of the Award for such performance period, but in any event no later than the date that is two and one-half months following the last day of the fiscal year coinciding with or next following the last day of the performance period.

•

Change of Control. If, within the fiscal year in which occurs the last day of the performance period, a participant’s employment is terminated by us without cause or by the participant for good reason within 12 months following a change of control or within three months preceding a change of control, the participant will be entitled to receive a pro-rata Award based on achievement of the performance goals for the performance period. The pro-rata Award will be distributed to the participant as soon as practicable following the determination and written certification of the Award for such performance period, but in any event no later than the date that is two and one-half months following the last day of the fiscal year coinciding with or next following the last day of the performance period.

•

Other Termination. If a participant’s employment is terminated for any reason not described above prior to the last day of the performance period, the participant will forfeit the right to receive any Award with respect to such performance period. Upon a participant’s termination for cause following the last day of the performance period but prior to the date on which the participant’s Award is paid, such participant will forfeit the right to receive such Award.

Term. The LTIP will be effective as of the date it is approved by our shareholders. The LTIP will first apply to the performance period beginning no later than January 1, 2009, with the last performance period under the LTIP to begin January 1, 2011. The LTIP will will not be effective with respect to any and all performance periods unless it is approved at the 2008 annual meeting of our shareholders.

Adjustments Upon Changes in Capitalization. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number and class of shares subject to the LTIP, the individual fiscal year limits applicable to Awards that are denominated in shares, and the number and class of shares of stock subject to any Award outstanding under the LTIP. Any such adjustment shall be made by our Compensation and Development Committee, whose determination shall be conclusive.

Nonassignment. The rights of a participant under the LTIP will not be assignable or transferable by the participant except by will or the laws of intestacy.

Amendment and Termination of the LTIP. Our Compensation and Development Committee may amend, alter, suspend or terminate the LTIP at any time. Shareholder approval will be required for any amendment to the extent necessary to comply with applicable law. In addition, no amendment, alteration, suspension or termination will impair the rights of any participant under an outstanding Award without his or her consent.

Compliance with Code Section 409A. The LTIP and the Awards granted thereunder are intended to meet the “short-term deferral” exception to the provisions of Code Section 409A and Treasury regulations issued thereunder or to otherwise comply with Code Section 409A and the Treasury regulations and guidance issued thereunder. Notwithstanding any provision of the LTIP to the contrary, the LTIP will be interpreted and construed consistent with this intent. Notwithstanding the foregoing, we will not be required to assume any increased economic burden in connection therewith.

Material Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the LTIP are summarized below. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the grant, exercise or settlement of an Award or the disposition of shares of our common stock acquired as a result of an Award. The LTIP is not qualified under the provisions of Code Section 401(a).

In general, upon becoming a participant in the LTIP with respect to a performance period, an employee will not be subject to taxation and we will not receive a deduction. If the Award conforms to the requirements of Code Section 409A or qualifies for an exception thereto, a participant will recognize taxable income at the time the stock or cash is delivered with respect to the Award, equal to the fair market value of the shares of our common stock or the cash received. If the Award does not conform to the requirements of Code Section 409A (or qualify for an exception thereto) then, in addition to the tax treatment described above, the participant will owe an additional 20% tax and interest on any taxes owed.

If the participant receives shares of our stock in settlement of an Award, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Section 409A. The American Jobs Creation Act of 2004 added Section 409A to the Code. Code Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the recipient of deferred compensation, including employees, for failure to comply with Code Section 409A. However, it does not impact our ability to deduct deferred compensation. Awards granted under the LTIP are intended to be exempt from the requirements of Code Section 409A as short term deferrals.

Section 162(m). As described above, awards are intended to qualify as “performance-based compensation” under Code Section 162(m) in order to preserve our federal income tax deduction with respect to annual compensation required to be taken into account under Code Section 162(m) that is in excess of $1,000,000 and paid to certain executive officers. To qualify, Awards must be granted by a committee consisting solely of two or more “outside directors” (as defined under applicable regulations) and satisfy the limit on the total number of shares of our common stock or the total cash value that may be awarded to any one participant during any fiscal year. In addition, the grant, issuance, vesting or retention of the Award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more “outside directors.”

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe that the LTIP is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Shareholder Approval

Shareholder approval is required for the LTIP. No grants will be made under the LTIP unless and until such approval is obtained.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE LONG-TERM INCENTIVE PLAN.

PROPOSAL 4: TO APPROVE AN AMENDMENT TO OUR 1996 EMPLOYEE STOCK PURCHASE PLAN TO ADD AN ADDITIONAL 500,000 SHARES THAT MAY BE ISSUED UNDER THE PLAN

The ESPP provides a convenient and practical means by which employees may purchase stock of the Company. The Board of Directors believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of the Company’s common stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. As of April 2, 2008, out of a total of 4,650,000 shares reserved for issuance under the ESPP, 3,395,354 shares had been issued leaving 1,254,646 shares available for issuance under the ESPP. The Board of Directors believes additional shares will be needed under the ESPP to provide appropriate incentives to key employees and others. Accordingly, on March 31, 2008, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, to reserve an additional 500,000 shares for issuance under the ESPP, thereby increasing the total number of shares of the Company’s common stock reserved for issuance under the ESPP from 4,650,000 to 5,150,000.

Certain provisions of the ESPP are summarized below. The complete text of the ESPP, marked to show the proposed amendment, is attached to this proxy statement as Appendix B.

The ESPP is administered by the Board of Directors. The Board has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP and has broad authority to amend the ESPP, subject to the requirement that certain amendments be approved by shareholders.

All employees of the Company, including the Company’s officers, are eligible to participate in the ESPP. As of April 2, 2008, approximately 575 employees of the Company were eligible to participate in the ESPP. Each participant may enroll in an 18-month offering in which shares of the Company’s common stock are purchased on the last day of each three-month period of an offering. A separate offering commences on February 15, May 15, August 15 and November 15 of each calendar year under the ESPP. The first day of each offering is the “enrollment date” of the offering. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Company’s common stock on the enrollment date of the offering or (b) the fair market value on the date of purchase. Participants may elect to contribute from 1% to 15% of compensation paid to the participant during each pay period in the offering.

No participant may obtain a right to purchase shares under the ESPP if, immediately after the right is granted, the participant owns or is deemed to own shares of the Company’s common stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company or any subsidiary of the Company. The maximum number of shares that a participant may purchase in an offering is 10,000. In addition, no participant may obtain a right to purchase shares under the ESPP that permits the participant’s rights to purchase shares under the ESPP to accrue at a rate which exceeds $25,000 in fair market value of the Company’s common stock (determined as of the enrollment date) for each calendar year of the offering.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant’s employment for any reason other than death, the payroll deductions credited to the participant’s account will be returned to the participant. Upon termination of a participant’s employment because of that person’s death, the payroll deductions credited to the participant’s account will be used to purchase shares on the next purchase date. Any shares purchased and any remaining balance will be returned to the deceased participant’s beneficiary or, if none, to the participant’s estate.

Material Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, employees generally will not recognize taxable income or gain with respect to shares purchased under the ESPP either at an enrollment date or at a purchase date. If an employee disposes of shares purchased under the ESPP more than two years after the enrollment date and more than one year after the purchase date, or in the event of the employee’s death at any time, the employee or the employee’s estate generally will be required to report as ordinary compensation income, for the taxable year in which the disposition or death occurs, an amount equal to the lesser of the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or 15% of the fair market value of the shares on the enrollment date. Any gain on disposition in excess of the amount treated as ordinary compensation income generally will be taxed as capital gain to the employee. In the case of such a disposition or death, the Company will not be entitled to any federal income tax deduction.

If a current or former employee disposes of shares purchased under the ESPP within two years after the enrollment date or within one year after the purchase date, the employee will be required to report the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be taxed as capital gain or loss. In the event of a disposition within two years after the enrollment date or within one year after the purchase date, the Company generally will be entitled to a deduction in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income. For dispositions made by the Company’s Chief Executive Officer or any of the Company’s four highest compensated officers who are named executive officers (other than the Chief Executive Officer), the Company’s deduction may be limited pursuant to Section 162(m) of the Code, as discussed above.

Under the terms of the ESPP, participants are required to pay to the Company any amounts necessary to satisfy any tax withholding determined by the Company to be required in connection with either the purchase or sale of shares acquired under the ESPP.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE ESPP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of the reports received by the Company during and with respect to fiscal 2007 and on written representations of certain reporting persons, no director, executive officer or beneficial owner of more than 10% of the outstanding common stock of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

HOUSEHOLDING OF MATERIALS

We participate, and some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of the Notice may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of the Notice or this Proxy Statement and its annual report to any shareholder upon request by writing or calling the Company at the following address or phone number: RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797. Any shareholder who wants to receive separate copies in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Our bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. A copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary. The bylaws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Corporate Secretary not less than 50 days nor more than 75 days before the annual meeting, provided, however, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure was made. The Company’s 2009 annual meeting of shareholders is expected to be held on May 19, 2009. Any notice relating to a shareholder proposal for the 2009 annual meeting, to be timely, must be received by the Company between March 5, 2009 and March 30, 2009. Shareholders wishing to submit proposals in compliance with Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in the Company’s proxy statement for the 2009 annual meeting of shareholders must deliver their proposals to our executive offices not later than December 16, 2008.

DISCRETIONARY AUTHORITY

Although the Notice of the annual meeting of shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

For this year’s annual meeting of shareholders, if notice of a shareholder proposal to be raised at the annual meeting of shareholders is received at the principal executive offices of the Company before March 14, 2008 or after April 8, 2008, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders. For the 2009 annual meeting of shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the Company before March 5, 2009 or after March 30, 2009, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

APPENDIX A

RadiSys Corporation

Long-Term Incentive Plan

1. Purposes of the Plan. This RadiSys Corporation Long-Term Incentive Plan (the “Plan”) sets forth the plan for payment of long-term incentive compensation to those executive officers and key employees of the Company designated by the Compensation and Development Committee of the Board for participation and is intended to increase stockholder value and the success of the Company by motivating Plan Participants to excel beyond what is customary in their performance and to achieve substantially challenging business objectives that deliver significant shareholder value. The Plan’s goals are to be achieved by providing such Plan Participants with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of awards that may qualify as performance-based compensation under Section 162(m).

2. Definitions.

(a) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, as reported in the Company’s financial statements.

(b) “Above Average Award” means the above average target award payable under the Plan to a Participant for the Performance Period, expressed in cash or as a number of Shares, as determined by the Committee in accordance with Section 7.

(c) “Award” means, with respect to each Participant, the award determined pursuant to Section 9(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 9(a) to eliminate or reduce the Award otherwise payable.

(d) “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(e) “Board” means the Board of Directors of RadiSys Corporation.

(f) “Cash Position” means the Company’s level of cash and cash equivalents.

(g) “Cause” means (a) the willful and continued failure by a Participant to perform substantially the Participant’s reasonably assigned duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness, as determined by the Participant’s attending physician) after a demand for substantial performance is delivered to such Participant by the Board, the Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Board or the Company believes that the Participant has not substantially performed the Participant’s duties or (b) the willful engaging by a Participant in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant without reasonable belief that the Participant’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by a Participant in the best interests of the Company.

(h) “Change of Control” means that one of the following events has taken place:

(i) the stockholders of RadiSys Corporation approve one of the following: (1) any merger or statutory plan of exchange involving RadiSys Corporation (“Merger”) in which RadiSys Corporation is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving RadiSys Corporation in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of RadiSys Corporation;

(ii) a tender or exchange offer, other than one made by RadiSys Corporation, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of RadiSys Corporation; or

(iii) RadiSys Corporation receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person, or more than one person acting as a group, of securities representing more than 50 percent of the voting power of outstanding securities of RadiSys Corporation, except that if such receipt shall occur during a tender offer or exchange offer described in (ii) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Plan by virtue of any transaction which results in a Participant, or a group of persons which includes a Participant, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of RadiSys Corporation.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means the Compensation and Development Committee of the Board, or a sub-committee of the Compensation and Development Committee, which shall, with respect to payments hereunder intended to qualify as Performance-Based Compensation, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(k) “Common Stock” means the common stock of RadiSys Corporation.

(l) “Company” means RadiSys Corporation or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(m) “Cumulative Design Wins” means the aggregate revenues attributable to design wins obtained by the Company during any Performance Period determined in accordance with the Company’s procedures for design win criteria.

(n) “Disability” means the Participant’s absence from his full-time duties with the Company for 180 consecutive calendar days as a result of the Participant’s incapacity due to physical or mental illness, as determined by his attending physician, unless within 30 calendar days after notice of termination by the Company following such absence the Participant shall have returned to the full-time performance of his duties with the Company.

(o) “Earnings Per Share” means, as to any Fiscal Year, the financial measure equal to Net Income divided by the total number of Shares outstanding for such Fiscal Year.

(p) “Effective Date” means the date on which the Plan is approved by the stockholders of RadiSys Corporation at the 2008 annual meeting of the stockholders of RadiSys Corporation, or as soon as practicable thereafter, but in any event no later than January 1, 2009.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fiscal Year” means a fiscal year of RadiSys Corporation.

(s) “Good Reason” means: (i) a significant reduction by the Company or the surviving company in a Participant’s base pay from the highest annual rate in effect at any time within the 12-month period preceding the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally; (ii) a significant reduction by the Company or the surviving company in total benefits available to a Participant under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect immediately prior to the Change of Control; (iii) the Company or the surviving company requires a Participant to be based more than 25 miles from where such Participant’s office is located immediately prior to the Change of Control except for required travel on Company business to an extent substantially consistent with the business travel obligations which such Participant undertook on behalf of the Company immediately prior to the Change of Control; or (iv) the assignment of a Participant to a different title, job or responsibilities that results in a material decrease in the level of responsibility of such Participant with respect to the surviving company after the Change of Control when compared to such Participant’s level of responsibility for the Company’s operations prior to the Change of Control, provided that Good Reason shall not exist if a Participant continues to have substantially the same or a greater general level of responsibility with respect to the former operations of the Company after the Change of Control as such Participant had immediately prior to the Change of Control even if the former such operations are a subsidiary or division of the surviving company.

(t) “Maximum Award” means the maximum target award payable under the Plan to a Participant for the Performance Period, expressed as a cash amount or a number of Shares, as determined by the Committee in accordance with Section 7.

(u) “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year as reported in the Company’s financial statements.

(v) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, as reported in the Company’s financial statements.

(w) “Operating Margins” means the ratio of Operating Income to Annual Revenue.

(x) “Operating Income” means the Company’s or a business unit’s income from operations as reported in the Company’s financial statements.

(y) “Participant” means an eligible executive or key employee of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(z) “Payout Determination Date” means the date(s) upon which the Committee determines the amounts payable pursuant to the Target Award and Payout Formula with respect to any completed Performance Period, in accordance with Section 9(a).

(aa) “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 8 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Superior Award. The formula or matrix may differ from Participant to Participant.

(bb) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(cc) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Margins, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, and (k) Total Stockholder Return or such similar objectively determinable financial or other measures as may be adopted by the Committee. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the Performance Goals may, at the discretion of the Committee, be based on Pro Forma numbers and may, as the Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal on the Target Determination Date, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

(dd) “Performance Period” means a period of three consecutive Fiscal Years or such other period as determined by the Committee in its sole discretion. A new Performance Period shall begin on the first day of each Fiscal Year unless otherwise determined by the Committee in its sole discretion.

(ee) “Plan” means this RadiSys Corporation Long-Term Incentive Plan.

(ff) “Plan Year” means the Fiscal Year.

(gg) “Pro Forma” means calculation of a Performance Goal in a manner that excludes extraordinary or one-time expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to stock options and/or other equity compensation or the like, instead of conforming to generally accepted accounting principles.

(hh) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, as reported in the Company’s financial statements.

(ii) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, as reported in the Company’s financial statements.

(jj) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, as reported in the Company’s financial statements.

(kk) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(ll) “Share” means a share of the Common Stock.

(mm) “Superior Award” means the superior target award payable under the Plan to a Participant for the Performance Period, expressed as a cash amount or a number of Shares, as determined by the Committee in accordance with Section 7.

(nn) “Target Award” means the Superior Award, Maximum Award, or the Above Average Award payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 7.

(oo) “Target Determination Cutoff Date” means the latest possible date that will not jeopardize an Award’s qualification as Performance-Based Compensation.

(pp) “Target Determination Date” means the date upon which the Committee sets the Target Awards and Payout Formula with respect to any Performance Period, in accordance with Section 7.

(qq) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the common stock of RadiSys Corporation.

3. Stock Subject to the Plan; Code Section 162(m) Limits. Subject to adjustment as provided in Section 13, the maximum aggregate number of Shares which may be issued under the Plan is 2,000,000 Shares. Any Shares subject to Awards shall be counted against the foregoing numerical limit as one Share for every Share subject thereto and, if returned to the Plan pursuant to the last paragraph of this Section, shall be returned to the Plan as one Share for every Share returned to the Plan.

Subject to adjustment as provided in Section 13, no Participant shall receive in any one Fiscal Year grants of Awards that are intended to qualify as performance-based compensation under Section 162(m) covering an aggregate of more than 500,000 Shares and, if such Awards are denominated in cash value, no more than $1,000,000 may be subject to such Awards granted to any one Participant during any one Fiscal Year.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award is forfeited, or if an Award is distributed in an amount equal to less than the Maximum Award, the forfeited or undistributed Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan.

4. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) to select the employees to whom Awards may be granted hereunder;

(ii) discretionary authority to adopt Target Awards and Payout Formulas under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

(iii) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner, time and form of payment of any Awards hereunder;

(iv) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards;

(v) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign laws; and

(vi) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons including, without limitation, the Company, the Participants, other eligible employees, and their respective successors in interest, and shall be given the maximum deference permitted by law.

5. Eligibility.

(a) Participation. The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee and are generally expected to include executive officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, and any other key employees who are specifically designated by the Committee for participation in the Plan in its sole discretion. Except as otherwise provided in Section 10, to be eligible to receive a payment hereunder a Participant must be actively employed on the last day of the Performance Period. No person shall be automatically entitled to participate in the Plan.

(b) Timing of Participation. In general, only employees chosen by the Committee prior to the first day of a Performance Period shall become Participants with respect to such Performance Period. However, the Committee, in its sole discretion, may allow an employee hired or promoted from January 1 to June 30 of the first Fiscal Year of any Performance Period to become a Participant in the Plan with respect to such Performance Period. Employees hired or promoted after July 1 of the first Fiscal Year of any Performance Period shall not be eligible to participate in the Plan with respect to such Performance Period.

6. Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date. The level of achievement of the Performance Goals at the end of the respective Performance Period shall be taken into account in determining whether the Maximum Award, the Superior Award, or the Above Average Award (or other Award or no Award) is to be paid.

7. Incentive Level Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Maximum Award, Superior Award, and Above Average Award (each, a “Target Award”) for each Participant. Each Target Award shall be stated as an amount of cash or a number of Shares. Each Maximum Award shall be equal to one hundred and fifty percent (150%) of the Participant’s Superior Award, and each Above Average Award shall be equal to seventy-five percent (75%) of the Participant’s Superior Award. Each of the Target Awards shall represent the amount of cash or the number of Shares that can be earned by the Participant under the Plan during the Performance Period, based upon the Performance Goals achieved for such period as determined by the Committee in its discretion. Each of the Target Awards shall be set forth in writing on or prior to the Target Determination Cutoff Date.

8. Payout Formula Determination. If the achievement of the Performance Goal for a given Performance Period is (i) above the level necessary for the Participant to be entitled to his Superior Award, but below the level necessary for the Participant to be entitled to his Maximum Award or (ii) above the level necessary for the Participant to be entitled to his Above Average Award, but below the level necessary for the Participant to be entitled to his Superior Award, then the Participant’s Award for such Performance Period shall be determined on an interpolated basis as set forth in a Payout Formula established by the Committee, in its sole discretion. The Participant will not receive an Award under this Plan if the achievement of the Performance Goal for a given Performance Period is below the level necessary for the Participant to be entitled to his Above Average Award. Each Payout Formula shall be set forth in writing by the Committee on or prior to the Target Determination Cutoff Date. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Participant’s Maximum Award for such Performance Period.

9. Payout Determination; Award Payment.

(a) Payout Determination and Certification. On each Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in Shares or cash in its discretion.

(d) Timing of Distributions. Subject to Section 9(f) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, and in any event no later than the date that is two and one-half months following the last day of the Fiscal Year coinciding with or next following the last day of the Performance Period.

(e) Death of Participant. If a Participant dies prior to the date such Participant’s Award would be distributed pursuant to this Section 9 or Section 10, such Award shall be paid to the personal representative of the Participant’s estate or the person(s) to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

(f) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary to preserve the deductibility of such amounts under Section 162(m), provided that payment of the Award is made as soon as reasonably practicable following the first date on which the Committee anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the application of Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of Shares or cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and shall be made in accordance with Section 409A of the Code.

10. Termination of Employment.

(a) General. Except as otherwise expressly provided in this Section 10, upon a Participant’s termination of employment prior to the last day of the Performance Period, a Participant shall forfeit the right to receive any Award under this Plan with respect to such Performance Period. Upon a Participant’s termination of employment for Cause following the last day of the Performance Period but prior to the date on which the Participant’s Award for such Performance Period is distributed pursuant to Section 9 above, such Participant shall forfeit the right to receive such Award.

(b) Termination upon Death or Disability. If a Participant’s employment is terminated as a result of the Participant’s death or Disability after the first twelve months of a Performance Period have been completed, but prior to the last day of such Performance Period, such Participant shall be entitled to receive a pro-rata Award based on achievement of the Performance Goals to the date of the Participant’s termination of employment. Such Award shall be payable as soon as is practicable following termination of employment upon death or Disability, but in any event no later than the date that is two and one half months following the end of the Plan Year in which such termination of employment occurred.

(c) Termination without Cause. If a Participant’s employment is terminated by the Company without Cause within the Fiscal Year in which the Performance Period ends, such Participant shall be entitled to receive a pro-rata Award based on achievement of the Performance Goals for the Performance Period as determined and paid in accordance with Section 9.

(d) Change of Control. If, within the Fiscal Year in which occurs the last day of the Performance Period, a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason within 12 months following a Change of Control or within three months preceding a Change of Control, such Participant shall be entitled to receive a pro-rata Award based on achievement of the Performance Goals for the Performance Period as determined and paid in accordance with Section 9.

11. Term of Plan. The Plan shall be effective as of the Effective Date and shall first apply to the Performance Period beginning no later than January 1, 2009, with the last performance period under the LTIP to begin January 1, 2011. The Plan shall terminate with respect to all Performance Periods unless it is approved at the 2008 annual meeting of the stockholders of RadiSys Corporation. Once approved by the stockholders of RadiSys Corporation, the Plan shall continue until terminated under Section 12 of the Plan.

12. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, no amendment, modification, suspension or termination shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds or stock to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

13. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or forfeiture of an Award, as well as the per Participant limit on the number of Shares that may be covered under grants of Awards that are intended to be Performance-Based Compensation in any one Fiscal Year under Section 3 hereof, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Award.

14. Withholding. Distributions pursuant to this Plan shall be subject to all applicable U.S. federal, state, and local tax and withholding requirements and the applicable withholding tax requirements of any other country or jurisdiction. The Committee, in its sole discretion, may allow Participants to satisfy all or part of their withholding tax obligations by electing to have the Company withhold from the Shares to be issued pursuant to Section 9 that number of Shares having a fair market value equal to the minimum amount required to be withheld (but no more). The fair market value of any Shares to be withheld shall be determined in the sole discretion of the

Committee on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Committee may deem necessary or advisable. The Company shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with this Plan) any applicable taxes required to be withheld with respect to such payments.

15. No Employment Rights. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an express contract of employment or any other contractual rights between the Company and its employees. Except as otherwise expressly agreed to in writing by the Company and an employee of the Company, the employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

16. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to RadiSys Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of RadiSys Corporation.

17. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award, and (b) from any and all amounts paid by him or her in settlement thereof, with the approval of RadiSys Corporation, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

18. Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

19. Governing Law. The Plan shall be governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to an Award unless the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the receipt of an Award, the Company may require the person receiving such Award to represent and warrant at the time of any such receipt that the Shares are being held only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allocated Shares. If the number of Shares covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 12 of the Plan.

22. Compliance with Code Section 409A. The Plan and the Awards granted hereunder are intended to meet the “short-term deferral” exception to the provisions of Section 409A of the Code and Treasury regulations issued thereunder or to otherwise comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

APPENDIX B

RADISYS CORPORATION

1996 EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED THROUGH [MAY 15, 2007] MAY 28, 2008)(2)

I. PURPOSE OF PLAN

As a means by which Employees may share in the Company’s growth and success, RadiSys Corporation (the “Company”) believes that ownership of shares of its Common Stock by its Employees is desirable. To this end, and as an incentive to better performance and improved profits, the Company has established the RadiSys Corporation 1996 Employee Stock Purchase Plan (the “Plan”).

The Company intends that the Plan will constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.

II. DEFINITIONS

Terms that are capitalized within this document shall have the meanings as set forth in Exhibit A, unless otherwise specified within the text.

III. EMPLOYEE PARTICIPATION

PARTICIPATION

Subject to the provisions of this Section III, an Employee may elect to participate in the Plan effective as of any Enrollment Date by completing and filing a Payroll Deduction Authorization Form as provided in Section IV. As of each Enrollment Date, the Company hereby grants a right to purchase Shares under the terms of the Plan to each eligible Employee who has elected to participate in the Offering commencing on that Enrollment Date.

REQUIREMENTS FOR PARTICIPATION

A person shall become eligible to participate in the Plan on the first Enrollment Date on which that person meets the following requirements:

a) The person is an Employee, and

b) The person’s customary period of Employment is more than twenty (20) hours per week.

Any eligible Employee may enroll in the Plan as of the Enrollment Date of any Offering by filing timely written notice of such participation, subject to the following provisions:

(i) In order to enroll in the Plan initially, an eligible Employee must complete, sign and submit to the Company the following forms:

(A) Payroll Deduction Authorization Form Must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(B) ESPP New Account Form This form must accompany the Payroll Deduction Authorization Form submitted for enrollment in the Plan. An ESPP New Account Form must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(2)	Underscored text is new, text in brackets is to be deleted.

(ii) A Participant in an ongoing Offering may elect as of any Enrollment Date to enroll in the new Offering commencing on that Enrollment Date by filing a Payroll Deduction Authorization Form making such election prior to 4:00 p.m. Pacific Time on the Enrollment Date. An election by a current Participant to enroll in a new Offering shall constitute a withdrawal, effective as of such Enrollment Date, from the ongoing Offering and simultaneous reenrollment in the new Offering. A reenrollment shall not affect the purchase of Shares under the ongoing Offering occurring on the Purchase Date immediately preceding the Enrollment Date. A Participant may make an ongoing election to reenroll on any Enrollment Date as of which the fair market value of the Shares for purposes of Section VI is less than it was as of the Enrollment Date for the Offering in which the Participant is currently participating. Unless otherwise specified by the Participant, any such ongoing reenrollment election shall be subject to revocation; provided, however, that to be effective to prevent reenrollment on any Enrollment Date, such revocation must be received by the Company prior to 4:00 p.m. Pacific Time on the Enrollment Date.

(iii) Absent withdrawal from the Plan pursuant to Section VII, a Participant will automatically be re-enrolled in the Offering commencing on the Enrollment Date immediately following the expiration of the Offering of which that person is then a Participant.

A Participant shall become ineligible to participate in the Plan and shall cease to be a Participant when the Participant ceases to meet the eligibility requirements as defined above.

LIMITATIONS ON PARTICIPATION

No Employee may obtain a right to purchase Shares under the Plan if, immediately after the right is granted, the Employee owns or is deemed to own Shares possessing five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. For purposes of determining share ownership, the rules of Section 424(d) of the Code shall apply and Shares that the Employee may purchase under any options or rights to purchase, whether or not Vested, shall be treated as Shares owned by the Employee.

No Employee may obtain a right to purchase Shares under the Plan that permits the Employee’s rights to purchase Shares under the Plan and any other employee stock purchase plan within the meaning of Section 423 of the Code of the Company or any parent or subsidiary of the Company to accrue at a rate which exceeds $25,000 in fair market value of Shares (determined as of the Enrollment Date) for each calendar year of the Offering. This section shall be interpreted to permit an Employee to purchase the maximum number of Shares permitted under Section 423(b)(8) of the Code and regulations and interpretations adopted thereunder.

The maximum number of Shares that an Employee may purchase in an Offering shall not exceed 10,000 shares, no more than one-third of which may be purchased on any Purchase Date on or prior to August 15, 2000, and no more than one-sixth of which may be purchased on any Purchase Date after August 15, 2000.

VOLUNTARY PARTICIPATION

Participation in the Plan shall be strictly voluntary.

IV. PAYROLL DEDUCTIONS

PAYROLL DEDUCTION AUTHORIZATION

An Employee may contribute to the Plan only by means of payroll deductions. A Payroll Deduction Authorization Form must be filed with the Company’s stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date as of which the payroll deductions are to take effect.

AMOUNT OF DEDUCTIONS

A Participant may specify that the person desires to make contributions to the Plan at a rate not less than 1% and not more than 15% of the Compensation paid to the Participant during each pay period in the Offering, or other such minimum or maximum percentages as the Plan Administrator shall establish from time to time; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not specify during that Offering contributions to the Plan of more than 10% of Compensation. Such specification shall apply during any period of continuous participation in the Plan, unless otherwise modified or terminated as provided in this Section IV or as otherwise provided in the Plan. If a payroll deduction cannot be made in whole or in part because the Participant’s pay for the period in question is insufficient to fund the deduction after having first withheld all other amounts deductible from that person’s pay, the amount that was not withheld cannot be made up by the Participant nor will it be withheld from subsequent pay checks.

COMMENCEMENT OF DEDUCTIONS

Payroll deductions for a Participant shall commence on the Enrollment Date of the Offering for which that person’s Payroll Deduction Authorization Form is effective and shall continue indefinitely, unless modified or terminated as provided in this Section IV or as otherwise provided in the Plan.

ACCOUNTS

All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. Following each Purchase Date, the Plan Administrator shall promptly deliver a report to each Participant setting forth the aggregate payroll deductions credited to such Participant’s Account since the last Purchase Date and the number of Shares purchased and delivered to the Custodian for deposit into the Participant’s Custodial Account.

MODIFICATION OF AUTHORIZED DEDUCTIONS

A Participant may at any time increase or decrease the amount of that person’s payroll deduction effective for all applicable payroll periods, by completing an amended Payroll Deduction Authorization Form and filing it with the Company’s stock administrator in accordance with this Section IV; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not change the amount of that person’s payroll deduction more than three times during that Offering.

A Participant may at any time discontinue the Participant’s payroll deductions, without withdrawing from the Plan, by completing an amended Payroll Deduction Authorization Form and filing it with the Company’s stock administrator. Previous payroll deductions will then be retained in the Participant’s Account for application to purchase Shares on the next Purchase Date, after which the Participant’s participation in the Offering and in the Plan will terminate unless the participant has timely filed another Payroll Deduction Authorization Form to resume payroll deductions.

For purposes of the above, an amended Payroll Deduction Authorization form shall be effective for a specific pay period when filed 7 days prior to the last day of such payroll period; provided, however, that for a Participant in any Offering that commenced prior to August 15, 2000 an amended Payroll Deduction Authorization form shall be effective for a specific pay period during that Offering when filed 15 days prior to the last day of such payroll period.

V. CUSTODY OF SHARES

DELIVERY AND CUSTODY OF SHARES

Shares purchased pursuant to the Plan shall be delivered to and held by the Custodian.

CUSTODIAL ACCOUNT

As soon as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant’s Account. The Shares will be held in a Custodial Account specifically established for this purpose. An Employee must open a Custodial Account with the Custodian in order to be eligible to purchase Shares under the Plan. In order to open a Custodial Account, the Participant must complete an ESPP New Account Form and file it with the stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date of the Offering as of which the enrollment is to take effect; provided, however, that an ESPP New Account Form that effects a change in the status of the Custodial Account may be filed at any time during participation in the Plan.

TRANSFER OF SHARES

Upon receipt of appropriate instructions from a Participant on forms provided for that purpose, the Custodian will transfer into the Participant’s own name all or part of the Shares held in the Participant’s Custodial Account and deliver such Shares to the Participant.

STATEMENTS

The Custodian will deliver to each Participant a semi-annual statement showing the activity of the Participant’s Custodial Account and the balance as to both Shares and cash. Participants will be furnished such other reports and statements, and at such intervals, as the Custodian and Plan Administrator shall determine from time to time.

VI. PURCHASE OF SHARES

PURCHASE OF SHARES

Subject to the limitations of Section VII, on each Purchase Date in an Offering, the Company shall apply the amount credited to each Participant’s Account to the purchase of as many full Shares that may be purchased with such amount at the price set forth in this Section VI, and shall promptly deliver such Shares to the Custodian for deposit into the Participant’s Custodial Account. Payment for Shares purchased under the Plan will be made only through payroll withholding deductions in accordance with Section IV.

PRICE

The price of Shares to be purchased on any Purchase Date shall be the lower of:

(a) Eighty-five percent (85%) of the fair market value of the Shares on the Enrollment Date of the Offering; or

(b) Eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date.

FAIR MARKET VALUE

The fair market value of the Shares on any date shall be equal to the closing trade price of such shares on the Valuation Date, as reported on the NASDAQ National Market System or such other quotation system that supersedes it.

UNUSED CONTRIBUTIONS

Any amount credited to a Participant’s Account and remaining therein immediately after a Purchase Date because it was less than the amount required to purchase a full Share shall be carried forward in such Participant’s Account for application on the next succeeding Purchase Date.

VII. TERMINATION AND WITHDRAWAL

TERMINATION OF EMPLOYMENT

Upon termination of a Participant’s Employment for any reason other than death, the payroll deductions credited to such Participant’s Account shall be returned to the Participant. A Participant shall have no right to accrue Shares upon termination of the person’s Employment.

TERMINATION UPON DEATH

Upon termination of the Participant’s Employment because of that person’s death, the payroll deductions credited to that person’s Account shall be used to purchase Shares as provided in Section VI on the next Purchase Date. Any Shares purchased and any remaining balance shall be transferred to the deceased Participant’s Beneficiary, or if none, to that person’s estate.

DESIGNATION OF BENEFICIARY

Each Participant may designate, revoke, and redesignate Beneficiaries. All changes to designation of Beneficiary shall be in writing and will be effective upon delivery to the Plan Administrator.

WITHDRAWAL

A Participant may withdraw the entire amount credited to that individual’s Account under the Plan and thereby terminate participation in the current Offering at any time by giving written notice to the Company, but in no case may a Participant withdraw accounts within the 15 days immediately preceding a Purchase Date for the Offering. Any amount withdrawn shall be paid to the Participant promptly after receipt of proper notice of withdrawal and no further payroll deductions shall be made from the person’s Compensation unless a Payroll Deduction Authorization Form directing further deductions is or has been submitted.

STATUS OF CUSTODIAL ACCOUNT

Upon termination of a Participant’s Employment for any reason other than death, the Participant may,

(a) Elect to retain with the Custodian the Shares held in the Participant’s Custodial Account. The Participant will bear the cost of any annual fees resulting from maintaining such an account.

(b) Request issuance of the Shares held in the Participant’s Custodial Account by submitting to the Custodian the appropriate forms provided for that purpose.

Upon termination of a Participant’s Employment as a result of death, any Shares held by the Custodian for the Participant’s Account shall be transferred to the person(s) entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

VIII. SHARES PURCHASED UNDER THE PLAN

SOURCE AND LIMITATION OF SHARES

The Company has reserved for sale under the Plan [4,650,000] 5,150,000 shares of common stock, subject to adjustment upon changes in capitalization of the Company as provided in Section X. Shares sold under the Plan may be newly issued Shares or Shares reacquired in private transactions or open market purchases, but all Shares sold under the Plan regardless of source shall be counted against the [4,650,000] 5,150,000 Share limitation.

If there is an insufficient number of Shares to permit the full exercise of all existing rights to purchase Shares, or if the legal obligations of the Company prohibit the issuance of all Shares purchasable upon the full exercise of such rights, the Plan Administrator shall make a pro rata allocation of the Shares remaining available in as nearly a uniform and equitable manner as possible, based pro rata on the aggregate amounts then credited to each Participant’s Account. In such event, payroll deductions to be made shall be reduced accordingly and the Plan Administrator shall give written notice of such reduction to each Participant affected thereby. Any amount remaining in a Participant’s Account immediately after all available Shares have been purchased will be promptly remitted to such Participant. Determination by the Plan Administrator in this regard shall be final, binding and conclusive on all persons. No deductions shall be permitted under the Plan at any time when no Shares are available.

DELIVERY OF SHARES

As promptly as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant’s Account.

INTEREST IN SHARES

The rights to purchase Shares granted pursuant to this Plan will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Administrator from time to time. The Participant shall have no interest in Shares purchasable under the Plan until payment for the Shares has been completed at the close of business on the relevant Purchase Date. The Plan provides only an unfunded, unsecured promise by the Company to pay money or property in the future. Except with respect to the Shares purchased on a Purchase Date, an Employee choosing to participate in the Plan shall have no greater rights than an unsecured creditor of the Company. After the purchase of Shares, the Participant shall be entitled to all rights of a stockholder of the Company.

IX. ADMINISTRATION

PLAN ADMINISTRATOR

At the discretion of the Board of Directors, the Plan shall be administered by the Board of Directors or by a Committee appointed by the Board of Directors. Each member of the Committee shall be either a director, an officer or an Employee of the Company. Each member shall serve for a term commencing on a date specified by the Board of Directors and continuing until that person dies, resigns or is removed by the Board of Directors.

POWERS

The Plan Administrator shall be vested with full authority to make, administer and interpret the rules and regulations as it deems necessary to administer the Plan. Any determination, decision or act of the Plan Administrator with respect to any action in connection with the construction, interpretation, administration or application of the Plan shall be final, binding and conclusive upon all Participants and any and all other persons claiming under or through any Participant. The provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

X. CHANGES IN CAPITALIZATION, MERGER, ETC.

RIGHTS OF THE COMPANY

The grant of a right to purchase Shares pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or other changes in its capital or business structure or to merge, consolidate or dissolve, liquidate or transfer all or any part of its divisions, subsidiaries, business or assets.

RECAPITALIZATION

Subject to any required action by stockholders, the number of Shares covered by the Plan as provided in Section VIII and the price per Share shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Company resulting from a subdivision or consolidation of Shares or the payment of a stock dividend or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company.

CONSOLIDATION OR MERGER

In the event of the consolidation or merger of the Company with or into any other business entity, or sale by the Company of substantially all of its assets, the successor may at its discretion continue the Plan by adopting the same by resolution of its Board of Directors or agreement of its partners or proprietors. If, within 90 days after the effective date of a consolidation, merger, or sale of assets, the successor corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section XIII.

XI. TERMINATION OF EMPLOYMENT

LEAVE

A person’s Employment shall not terminate on account of an authorized leave of absence or sick leave, or on account of a military leave described in this Section XI, or a direct transfer between Employers, provided such leave does not exceed 90 days or, if longer, so long as the person’s right to reemployment is guaranteed by statute or by contract. Failure to return to work upon expiration of any leave of absence or sick leave shall be considered a resignation effective as of the expiration of such leave of absence or sick leave.

MILITARY LEAVE

Any Employee who leaves the Employer directly to perform services in the Armed Forces of the United States or in the United States Public Health Service under conditions entitling the Employee to reemployment rights provided by the laws of the United States, shall be on military leave. An Employee’s military leave shall expire if the Employee voluntarily resigns from the Employer during the leave or if that person fails to make an application for reemployment within a period specified by such law for preservation of employment rights. In such event, the individual’s Employment shall terminate by resignation on the day the military leave expires.

XII. STOCKHOLDER APPROVAL AND RULINGS

The Plan is expressly made subject to (a) the approval of the Plan within twelve (12) months after the Plan is adopted by the stockholders of the Company and (b) at the Company’s election, to the receipt by the Company from the Internal Revenue Service of a ruling in scope and content satisfactory to counsel to the Company, affirming qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the stockholders within 12 months after the date the Plan is adopted and if, at the election of the Company a ruling from the Internal Revenue Service is sought but not received on or before one year after this Plan’s adoption by the Board of Directors, this Plan shall not come into effect. In that case, the Account of each Participant shall forthwith be paid to the Participant.

XIII. MISCELLANEOUS PROVISIONS

AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors of the Company may at any time amend the Plan. Except as otherwise provided herein, no amendment may adversely affect or change any right to purchase Shares without prior approval of the stockholders of the Company if the amendment would:

(i) Permit the sale of more Shares than are authorized under Section VIII;

(ii) Permit the sale of Shares to employees of entities which are not Employers;

(iii) Materially increase the benefits accruing to Participants under the Plan; or

(iv) Materially modify the requirements as to eligibility for participation in the Plan.

The Plan is intended to be a permanent program, but the Company reserves the right to declare the Plan terminated at any time. Upon such termination, amounts credited to the Accounts of the Participants with respect to whom the Plan has been terminated shall be returned to such Participants.

NON-TRANSFERABILITY

Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the purchase of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant except as provided in Section VII, and any attempted assignment, transfer, pledge, or other disposition shall be null and void. The Company may treat any such act as an election to withdraw funds in accordance with Section VII. A Participant’s rights to purchase Shares under the Plan are exercisable during the Participant’s lifetime only by the Participant.

USE OF FUNDS

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate the payroll deductions.

EXPENSES

All expenses of administering the Plan shall be borne by the Company. The Company will not pay expenses, commissions or taxes incurred in connection with sales of Shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

TAX WITHHOLDING

Each Participant who has purchased Shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Employer in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Employer to be required. If the Employer determines that additional withholding is required beyond any amounts deposited at the time of purchase, the Participant shall pay such amount to the Employer on demand. If the Participant fails to pay the amount demanded, the Employer may withhold that amount from other amounts payable by the Employer to the Participant, including salary, subject to applicable law.

NO INTEREST

No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant’s Account.

REGISTRATION AND QUALIFICATION OF SHARES

The offering of Shares hereunder shall be subject to the effecting by the Company of any registration or qualification of the Shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

RESPONSIBILITY AND INDEMNITY

Neither the Company, its Board of Directors, the Custodian, nor any member, officer, agent or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

PLAN NOT A CONTRACT OF EMPLOYMENT

The Plan is strictly a voluntary undertaking on the part of the Employer and shall not constitute a contract between the Employer and any Employee, or consideration for or an inducement or a condition of employment of an Employee. Except as otherwise required by law, or any applicable collective bargaining agreement, nothing contained in the Plan shall give any Employee the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer, which is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Except as otherwise required by law, inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to any Employee, Participant, or Beneficiary. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

SERVICE OF PROCESS

The Secretary of the Company is hereby designated agent for service or legal process on the Plan.

NOTICE

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Administrator. Any notice required by the Plan to be received by the Company prior to an Enrollment Date, payroll period or other specified date, and received by the Plan Administrator subsequent to such date shall be effective on the next occurring Enrollment Date, payroll period or other specified date to which such notice applies.

GOVERNING LAW

The Plan shall be interpreted, administered and enforced in accordance with the Code, and the rights of Participants, former Participants, Beneficiaries and all other persons shall be determined in accordance with it. To the extent state law is applicable, the laws of the State of Oregon shall apply.

REFERENCES

Unless the context clearly indicates to the contrary, reference to a Plan provision, statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

EXHIBIT A

DEFINITIONS

ACCOUNT	shall mean each separate account maintained for a Participant under the Plan collectively or singly as the context requires. Each Account shall be credited with a Participant’s contributions, and shall be charged for the purchase of Shares. A Participant shall be fully vested in the cash contributions to that person’s Account at all times. The Plan Administrator may create special types of Accounts for administrative reasons, even though the Accounts are not expressly authorized by the Plan.

BENEFICIARY	shall mean a person or entity entitled under Section VII of the Plan to receive Shares purchased by, and any remaining balance in, a Participant’s Account on the Participant’s death.

BOARD OF DIRECTORS	shall mean the Board of Directors of the Company.

CODE	shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any future tax code.

COMMITTEE	shall mean the Committee appointed by the Board of Directors in accordance with Section IX of the Plan.

COMPENSATION	shall mean the total cash compensation (except as otherwise set forth below), before tax withholding, paid to an Employee in the period in question for services rendered to the Employer by the Employee. Compensation shall include the earnings waived by an Employee pursuant to a salary reduction arrangement under any cash or deferred or cafeteria plan that is maintained by the Employer and that is intended to be qualified under Section 401(k) or 125 of the Code. An Employee’s Compensation shall not include severance pay, hiring or relocation bonuses, or pay in lieu of vacations or sick leave.

COMMON STOCK	shall mean the common stock of the Company.

COMPANY	shall mean RadiSys Corporation, an Oregon Corporation.

CUSTODIAN	shall mean the investment or financial firm appointed by the Plan Administrator to hold all Shares pursuant to the Plan.

CUSTODIAL ACCOUNT	shall mean the account maintained by the Custodian for a Participant under the Plan.

DISABILITY	shall refer to a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of twelve (12) months or more and which causes the Employee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an Employee of the Company. Disability shall be deemed to have occurred on the first day after the Company and two independent physicians have furnished their opinion of Disability to the Plan Administrator.

EMPLOYEE	shall mean an individual who renders services to the Employer pursuant to an employment relationship with such Employer. A person rendering services to an Employer purportedly as an independent consultant or contractor shall not be an Employee for purposes of the Plan.

EMPLOYER	shall mean, collectively, the Company and its Subsidiaries or any successor entity that continues the Plan. All Employees of entities which constitute the Employer shall be treated as employed by a single company for all purposes of the Plan.

EMPLOYMENT	shall mean the period during which an individual is an Employee. Employment shall commence on the day the individual first performs services for the Employer as an Employee and shall terminate on the day such services cease, except as determined under Section XI.

ENROLLMENT DATE	shall mean the first day of each Offering.

ESPP NEW ACCOUNT FORM	shall mean the form provided by the Company on which a Participant shall elect to open an Account with the Custodian and authorize delivery to the Custodian of all Shares issued for the Participant’s Account.

OFFERING	until August 15, 2000 shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15 and August 15 of each calendar year under the Plan other than calendar year 1999; in calendar year 1999, the first Offering shall be a period commencing on June 12, 1999 and ending on August 15, 2000, and the second Offering shall be the eighteen (18) month period commencing on August 15, 1999. Beginning with the Offering that commences on August 15, 2000, Offering shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15, May 15, August 15 and November 15 of each calendar year under the Plan.

PARTICIPANT	shall mean any Employee who is participating in any Offering under the Plan pursuant to Section III.

PAYROLL DEDUCTION AUTHORIZATION FORM	shall mean the form provided by the Company on which a Participant shall elect to participate in the Plan and the Offering under the Plan and designate the percentage of that individual’s Compensation to be contributed to that individual’s Account through payroll deductions.

PLAN	shall mean this document.

PLAN ADMINISTRATOR	shall mean the Board of Directors or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board of Directors, as described in Section IX.

PURCHASE DATE	until August 15, 2000 shall mean the last day of the sixth, twelfth and eighteenth one-month periods of the Offering, except for the Offering beginning on June 12, 1999, in which Offering the Purchase Dates shall be August 14, 1999, February 14, 2000 and August 14, 2000. Beginning on August 15, 2000, for all then pending Offerings and any Offerings commenced on or after that date, Purchase Date shall mean the last day of the third, sixth, ninth, twelfth, fifteenth and eighteenth one-month periods of each Offering. Accordingly, since after August 15, 2000 the Enrollment Dates occur on February 15, May 15, August 15 and November 15 of each year, Purchase Dates shall occur on February 14, May 14, August 14 and November 14 of each year beginning with November 14, 2000.

RETIREMENT	shall mean a Participant’s termination of Employment on or after attaining the age of 65 or after the Plan Administrator has determined that the individual has suffered a Disability.

SHARE	shall mean one share of Common Stock.

SUBSIDIARIES	shall mean any corporation in which at least eighty percent (80%) or more of the total combined voting power of all classes of stock are owned directly or indirectly by RadiSys Corporation.

VALUATION DATE	shall mean the date upon which the fair market value of Shares is to be determined for purposes of setting the price of Shares under Section VI (that is, the Enrollment Date or the applicable Purchase Date). If the Enrollment Date or the Purchase Date is not a date on which the fair market value may be determined in accordance with Section VI, the Valuation Date shall be the first day prior to the Enrollment Date or the Purchase Date, as applicable, for which such fair market value may be determined.

VESTED	shall mean non-forfeitable.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

FOR WITH HELD

FOR ALL

ITEM1–To elect eight directors: Nominees:

01 C. Scott Gibson

02 Scott C. Grout

03 Ken J. Bradley

04 Richard J. Faubert

05 Dr. William W. Lattin

06 Kevin C. Melia

07 Carl W. Neun

08 Lorene K. Steffes

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

ITEM 2– To ratify the Audit Committee’s appointment of KPMG LLP as our in dependent registered public accounting firm

FOR AGAINST ABSTAIN

ITEM 3– To approve our Long-Term Incentive Plan

FOR AGAINST ABSTAIN

ITEM 4– To approve an amendment to our 1996 Employee Stock Purchase Plan

FOR AGAINST ABSTAIN

I PLAN TO ATTEND

THE MEETING

YES NO

Signature

Dated

, 2008

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/rsys

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement on the Internet at http://bnymelon.mobular.net/bnymellon/rsys

PROXY

RadiSys Corporation

Annual Meeting of Shareholders—May 28, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby revokes all previous proxies and appoints Scott C. Grout and Brian J. Bronson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, al the shares of RadiSys Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 28, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy will be voted in accordance with the specifications provided herein. If a choice is not specified with respect to any or all proposals, this proxy will be voted “for” each proposal.

(Continued, and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your RadiSys Corporation account online.

Access your RadiSys Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for RadiSys Corporation, now makes it easy and convenient to get current in formation on your shareholder account.

View account status View certificate history View book-entry information

Make address changes Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-897-6915